Exhibit 2.01
EXCHANGE AGREEMENT
     THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into on and as of November 29, 2004 (the “Agreement Date”) by and among Sorrent, Inc., a California corporation (“Sorrent”), the shareholders and option holders (each individually referred to herein as an “Option Holder” and collectively as the “Option Holders”), of Macrospace Limited, a company registered in England and Wales with number 4223253 and whose registered office is at 58-60 Berners Street, London W1T 4JS (“Macrospace”) as set forth on Exhibit A hereto (including the Option Holders, each individually referred to herein as a “Macrospace Shareholder” and collectively as the “Macrospace Shareholders”), and Shukri Shammas, the representative of the Macrospace Shareholders (the “Representative”).
RECITALS
     A. As of the Closing, the Macrospace Shareholders together will own all of the issued and outstanding share capital of Macrospace. The parties intend that upon the Closing (as defined below), subject to the terms and conditions of this Agreement, Sorrent will acquire all of the issued and outstanding share capital of Macrospace from the Macrospace Shareholders pursuant to the terms and conditions set forth herein in exchange for the consideration as set forth in Section 2.2 below. For U.S. federal income tax purposes, the parties also intend for such exchange to be treated as a taxable transaction in which Sorrent will make a timely election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to treat such exchange as a sale of Macrospace’s assets to Sorrent for U.S. tax purposes.
     B. Contemporaneously with the execution and delivery of this Agreement, each of Sami Lababidi, Kristian Segerstrale, Shukri Shammas and Sebastien Vincent (each, a “Founder”), is executing and delivering to Sorrent a Stock Restriction Agreement in the form as set forth in Exhibit B (“Stock Restriction Agreement”), and a Non-Competition Agreement in the form as set forth in Exhibit C (“Non-Competition Agreement”), with each to be effective as of the Closing.
     C. Contemporaneously with the execution and delivery of this Agreement, Sorrent is executing two loan note instruments, each in the form as set forth in Exhibit D (each, a “Loan Note Instrument”) for each of the Founders, with each to be effective as of the Closing.
     D. Contemporaneously with the execution and delivery of this Agreement, each Founder and each individual listed on Exhibit E attached hereto, (each, a “Key Employee”) is executing and delivering to Sorrent an employment offer letter between such Key Employee and Macrospace in the form set forth as Exhibit F which will supercede and replace any existing employment agreement between Macrospace and such employee (the “Offer Letters”), with each to be effective as of the Closing.
     E. Contemporaneously with the execution and delivery of this Agreement, holders of at least ninety percent (90%) of the Macrospace Ordinary Shares (as defined below) are executing and delivering to Sorrent (i) a voting agreement in the form attached hereto as Exhibit G (the “Macrospace Shareholders Voting Agreement”) and (ii) an Instrument of Adherence to the

Amended and Restated Voting Agreement dated as of June 7, 2004 by and among Sorrent and the individuals listed therein, attached hereto as Exhibit H (the “Sorrent Voting Agreement”).
     F. The representations and warranties of the Macrospace Shareholders contained herein are a material inducement to Sorrent to enter into this Agreement and to perform its obligations hereunder.
     G. The representations and warranties of Sorrent contained herein are a material inducement to the Macrospace Shareholders to enter into this Agreement and to perform its, her or his respective obligations hereunder.
     NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms will have the meanings set forth below:
     1.1 “Certificate of Amendment” means the Certificate of Amendment to the Amended and Restated Articles of Incorporation of Sorrent attached hereto as Exhibit I.
     1.2 “Closing” is defined in Section 7.1.
     1.3 “Closing Date” is defined in Section 7.1.
     1.4 “Damages” means, collectively, any and all claims, demands, suits, actions, losses, costs, damages (direct and not indirect, incidental or consequential), liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs in each case actually and directly incurred, net of any insurance proceeds received, or to be received, by the entity or person subject to such damages.
     1.5 “Escrow Agent” means U.S. Bank N.A. (or another institution selected by Sorrent and reasonably satisfactory to the Representative).
     1.6 “Escrow Agreement” means an agreement substantially in the form of Exhibit J.
     1.7 “Escrow Funds” is defined in Section 2.6.
     1.8 “Escrow Holdback” means, collectively, the Escrow Funds and the Escrow Shares.
     1.9 “Escrow Shares” is defined Section 2.6.
     1.10 “Exchange” means the sale and exchange by the Macrospace Shareholders pursuant to this Agreement of all of the issued and outstanding shares of Macrospace Stock for the consideration as set forth in Section 2.2 below.
     1.11 “Expense Certificate” is defined in Section 9.19.

     1.12 “Expense Deduction” is defined in Section 12.6.
     1.13 “Finders Agreement” means that certain agreement dated May 2004 between Macrospace and First Holdings Limited.
     1.14 “knowledge” means, with respect to any matter in question, the actual knowledge of such matter of such person or entity. In the case of Macrospace, “knowledge” means such actual knowledge of the Key Employees. In the case of Sorrent, “knowledge” means such knowledge of the employees of Sorrent employed by Sorrent as Chief Technology Officer or as management of Sorrent.
     1.15 “Liability” means a debt, financial obligation or loss.
     1.16 “Macrospace Ordinary Shares” means the ordinary shares of Macrospace.
     1.17 “Macrospace Preference Shares” means the preference shares of Macrospace.
     1.18 “Macrospace Shareholder Ancillary Agreements” means, collectively the Macrospace Shareholder Voting Agreement, the Sorrent Voting Agreement (each as defined below) and, where applicable, the Stock Restriction Agreement.
     1.19 “Macrospace Stock” means the Macrospace Ordinary Shares and Macrospace Preference Shares.
     1.20 “Macrospace Stock Certificates” means the share certificates representing all of the issued and outstanding shares of Macrospace Stock.
     1.21 “Material Adverse Change” when used with reference to any entity, means any change, effect, circumstance or event that is materially adverse to the assets, properties, liabilities or financial condition of such entity and its subsidiaries, taken as a whole, other than any of the foregoing arising primarily from: (a) a change that is caused by the announcement of, and the response or reaction of customers, business partners, vendors, suppliers, investors or employees of such entity or any of its subsidiaries to, this Agreement, the Exchange or any of the transactions contemplated by this Agreement; (b) a change arising from an act or omission of another party to this Agreement and not from an act or omission of such entity or its subsidiaries; (c) changes or conditions generally affecting the industries or segments in which the relevant entity participates (provided that such changes do not affect such entity in a substantially disproportionate manner); (d) changes in interest and exchange rates; or (e) changes in general economic, market or political conditions (including acts of terrorism or war) (provided that such changes do not affect such entity in a substantially disproportionate manner when compared to others in the industries or segments in which the relevant entity participates).
     1.22 “Net Cash Payment” means Five Million United States Dollars (US $5,000,000) minus the sum of (a) the aggregate amount paid to the holders of Macrospace Preference Shares pursuant to Section 2.2.1, plus (b) the Expense Deduction, (all amounts as converted, as necessary, into United States Dollars based on the exchange rate in effect on the day prior to the Closing Date as quoted by the Wall Street Journal).

     1.23 “Net Working Capital” means, as of the Closing Date, the amount by which (a) current assets of Macrospace are greater than (b) the current liabilities of Macrospace, in each case as determined in accordance with procedures consistent with the preparation of the Balance Sheet to the extent in accordance with United Kingdom generally accepted accounting principles.
     1.24 “Options” is defined in Section 3.4.2.
     1.25 “Option Exercise Notices” means notices, in the form set out in Exhibit K, from the Option Holders to Macrospace exercising all the Options conditional upon Closing.
     1.26 “Pro Rata Share” means the fraction whose numerator is the number of shares of Macrospace Ordinary Shares set forth opposite each Macrospace Shareholder’s name in Exhibit A and whose denominator is the total number of shares of Macrospace Ordinary Shares that shall be issued and outstanding at the Closing Date giving effect to the exercise of all Options outstanding as of the Closing Date (as set forth on Exhibit A, as may be amended pursuant to this Agreement).
     1.27 “SEC” means the U.S. Securities and Exchange Commission.
     1.28 “Securities Act” means the Securities Act of 1933, as amended.
     1.29 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.30 “Sorrent Ancillary Agreements” means, collectively, the Stock Restriction Agreements, the Loan Note Instruments, the Non-Competition Agreements, the Sorrent Voting Agreement, and the Escrow Agreement.
     1.31 “Sorrent Common Stock” means the Common Stock, no par value per share, of Sorrent.
     1.32 “Sorrent Preferred Stock” means the Sorrent Series A Stock, Sorrent Series B Stock and Sorrent Series C Stock.
     1.33 “Sorrent Series A Stock” means the Series A Preferred Stock, no par value per share, of Sorrent.
     1.34 “Sorrent Series B Stock” means the Series B Preferred Stock, no par value per share, of Sorrent.
     1.35 “Sorrent Series C Stock” means the Series C Preferred Stock, no par value per share, of Sorrent.
     1.36 “Sorrent Shareholder Approval” means the approval of the Certificate of Amendment by (i) the holders of at least a majority of the outstanding Sorrent Common Stock, and (ii) the holders of at least a majority of the outstanding Sorrent Preferred Stock, voting together as a single class on an as-converted to Sorrent Common Stock basis.
     1.37 a “subsidiary” of a particular company (the “parent corporation”) means a company with respect to which the parent corporation owns or holds, either directly or indirectly, ordinary shares representing at least twenty percent (20%) of the outstanding voting stock of such company; provided, however, that for all purposes of this Agreement, a company will not be deemed to be a subsidiary of a company that does not own or hold, either directly or indirectly, at least twenty percent (20%) of the outstanding voting stock or equity ownership interest in such company.
     1.38 “Termination Right Date” means the date that is sixty (60) calendar days after the Agreement Date.
     1.39 “Transaction Common Shares” means a number of shares of Sorrent Common Stock, as constituted on the Agreement Date equal to eight million one hundred ninety-nine thousand two hundred thirty-three (8,199,233), subject to adjustment in accordance with Section 2.4.
     Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.
ARTICLE 2
THE EXCHANGE
     2.1 Agreement to Sell and Exchange. Subject to all the terms and conditions of this Agreement, each Macrospace Shareholder hereby agrees with Sorrent that, at the Closing, such Macrospace Shareholder shall irrevocably sell, assign, exchange and transfer to Sorrent, all right, title and interest in and to all of the issued and outstanding shares of Macrospace Stock owned (whether of record or beneficially) by such Macrospace Shareholder, free and clear of any options, refusal rights, liens, claims or encumbrances, against and in exchange for the payment to such Macrospace Shareholder of the consideration specified in Section 2.2 below. Each Option Holder hereby agrees to exercise any and all Options held by such Option Holder on and as of the Closing Date on the terms of the relevant option agreements and to irrevocably sell, assign, exchange and transfer to Sorrent, all right, title and interest in and to all of the issued and outstanding shares of Macrospace Stock acquired upon such exercise against and in exchange for the payment to such Macrospace Shareholder of the consideration specified in Section 2.2 below, provided, that Sorrent shall pay the amount of cash consideration equal to the aggregate exercise price of such Options exercised on and as of the Closing Date to Macrospace (such that the cash consideration specified in Section 2.2 received by such Macrospace Shareholder shall be reduced by such amount). By execution of this Agreement, each Macrospace Shareholder agrees not to exercise, and hereby waives, any and all rights of refusal of such Macrospace Shareholder set forth in Section 12.8 of the Articles of Association of Macrospace and any other rights of first refusal to purchase shares of Macrospace from any other Macrospace Shareholder to which such Macrospace Shareholder is otherwise entitled.
     2.2 Agreement to Issue and Exchange. Subject to all the terms and conditions of this Agreement, in consideration for the sale, assignment, exchange and transfer to Sorrent by each Macrospace Shareholder of all of the issued and outstanding shares of Macrospace Stock held by such Macrospace Shareholder, free and clear of any options, refusal rights, liens, claims or encumbrances as provided herein, and the surrender and delivery by such Macrospace Shareholder to Sorrent of all Macrospace Stock Certificates representing the shares of Macrospace Stock owned by such Macrospace Shareholder, and all other documents or certificates required to be delivered by such Macrospace Shareholder at the Closing, Sorrent hereby agrees with each Macrospace Shareholder that:
          2.2.1 Sale of Macrospace Preference Shares. At the Closing, Sorrent shall pay to each Macrospace Shareholder an amount equal to One Pound Sterling (£1) for each Macrospace Preference Share held by such Macrospace Shareholder.
          2.2.2 Exchange of Non-Founder Macrospace Ordinary Shares. At the Closing, Sorrent shall
               (a) issue to each Macrospace Shareholder, other than the Founders, one or more Sorrent Common Stock certificates (as may be requested by such Macrospace Shareholder), registered in such Macrospace Shareholder’s or its designee’s name(s) in accordance with Section 2.2.4, for that number of shares of Sorrent Common Stock that is collectively equal to the number obtained by multiplying (i) the number of Transaction Common Shares by (ii) such Macrospace Shareholder’s Pro Rata Share; and
               (b) pay to each Macrospace Shareholder, other than the Founders, an amount in cash equal to the number obtained by multiplying (i) the Net Cash Payment by (ii) such Macrospace Shareholder’s Pro Rata Share;
               provided, that, this Section 2.2.2 is subject to the provisions of Section 2.3 (regarding the elimination of fractional shares) and Section 2.6 (regarding the withholding of the Escrow Holdback); and provided, further, that this Section 2.2.2(b) is subject to deduction for an amount equal to the aggregate exercise price of any Options exercised by any Option Holder upon and as of the Closing as provided in Section 2.2.
          2.2.3 Exchange of Founder Macrospace Ordinary Shares. At the Closing, Sorrent shall
               (a) issue to each Founder, with certain restrictions as set forth in the Stock Restriction Agreement by and between Sorrent and such Founder to be dated as of the Closing Date, a Sorrent Common Stock certificate, registered in such Founder’s name(s) in accordance with Section 2.2.4, for that number of shares of Sorrent Common Stock that is equal to the number obtained by multiplying (i) 0.5 by the product of (ii)(x) the number of Transaction Common Shares multiplied by (y) such Founder’s Pro Rata Share, with such certificate to be placed in escrow as provided in the Stock Restriction Agreement;
               (b) issue to each Founder, one or more Sorrent Common Stock certificates (as may be requested by such Founder) not subject to the Stock Restriction Agreement, registered in such Founder’s name(s) in accordance with Section 2.2.4, for the collective number of shares of Sorrent Common Stock that is equal to the number obtained by multiplying (i) 0.5 by the product of (ii)(x) the number of Transaction Common Shares multiplied by (y) such Founder’s Pro Rata Share;
               (c) pay to each Founder an amount in cash equal to the number obtained by multiplying (i) the Net Cash Payment by the product of (ii)(x) such Founder’s Pro Rata Share multiplied by (y) 0.6;

               (d) issue to each Founder a Loan Note Instrument due and payable six (6) months following the Closing Date in the principal amount obtained by multiplying (i) the Net Cash Payment by the product of (ii)(x) such Founder’s Pro Rata Share multiplied by (y) 0.2; and
               (e) issue to each Founder a Loan Note Instrument due and payable twelve (12) months following the Closing Date in the principal amount obtained by multiplying (i) the Net Cash Payment by the product of (ii)(x) such Founder’s Pro Rata Share multiplied by (iii) 0.2;
               provided, that, this Section 2.2.3 is subject to the provisions of Section 2.3 (regarding the elimination of fractional shares) and clauses (a) and (c) of this Section 2.2.3 are subject to the provisions of Section 2.6 (regarding the withholding of the Escrow Holdback); and
               further provided, that, the Loan Note Instruments issued pursuant to this Section 2.2.3 shall not be assignable, transferable or otherwise disposable other than by will, estate succession or settlement of marital property rights (and in such cases, provided such Loan Note Instruments remain subject to the foregoing transferability restriction).
          2.2.4 Each share certificate for shares of Sorrent Common Stock that are to be issued to the Macrospace Shareholders at the Closing pursuant to this Section 2.2 will be registered and titled in the name(s) provided in writing by each Macrospace Shareholder to Sorrent not less than five (5) business days prior to the Closing, subject to Section 2.6 regarding Escrowed Shares.
     2.3 Fractional Shares. If, as a result of the calculations in Section 2.2, fractional shares would otherwise be issuable, then such fractional shares shall be rounded down to the nearest whole share in the case of the shares issued pursuant to Sections 2.2.2 and 2.2.3.
     2.4 Adjustments for Capital Changes. Notwithstanding any provision to the contrary in this Agreement, if at any time after the Agreement Date and prior to the Closing, Sorrent recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, issues a stock dividend or engages in any transaction having a similar effect to the foregoing (a “Capital Change”), then the number of shares of Sorrent Common Stock constituting the Transaction Common Shares for which shares of Macrospace Stock are to be exchanged in the Exchange pursuant to Sections 2.2.2 and 2.2.3, respectively, shall be appropriately, equitably and proportionately adjusted.
     2.5 Securities Laws Issues. The shares of Sorrent Common Stock and the Loan Note Instruments to be issued in the Exchange pursuant to Sections 2.2.2 and 2.2.3, respectively, will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation S promulgated under the Securities Act and exemptions from qualifications under any applicable state securities law. Holders of Sorrent Common Stock to be issued in the Exchange will be wholly responsible for compliance with all United Kingdom, European Union, and U.S. federal and state securities law regarding any subsequent sale, transfer or other disposition of such Sorrent Shares.
     2.6 Escrow. At the Closing, Sorrent will withhold (1) Five Hundred Thousand United States Dollars (US $500,000) from the amounts otherwise payable in cash at the Closing to the Macrospace Shareholders in accordance with Sections 2.2.2 and 2.2.3 (the “Escrow Funds”) from each Macrospace Shareholder on a pro rata basis based on each Macrospace Shareholder’s Pro Rata Share, and (2) twenty-five percent (25%) of the shares of Sorrent Common Stock to be issued to each Macrospace Shareholder in accordance with Sections 2.2.2 and 2.2.3(a) (rounded to the nearest whole number of shares to be issued to each Macrospace Shareholder) (the “Escrow Shares”), and deliver the Escrow Holdback to the Escrow Agent, as escrow agent under the Escrow Agreement. The Escrow Shares shall be represented by a global certificate held by the Escrow Agent on behalf of the Macrospace Shareholders, shall be considered outstanding and owned and held of record by the Macrospace Shareholders, and all voting rights in respect of such shares shall be held by and inure to the benefit of such holders. The Escrow Holdback shall be held as security for the Macrospace Shareholders’ indemnification obligations under Article 11. Until released to the Macrospace Shareholders in accordance with Article 11, all Escrow Shares shall not be assignable, transferable or otherwise disposable other than by will, estate succession or settlement of marital property rights (and in such cases, provided such Escrow Shares remain subject to the terms of this Agreement and the Escrow Agreement) or to Sorrent in satisfaction of Claims for Damages. The Escrow Shares and the Escrow Funds shall be held in and distributed from the Escrow Holdback in accordance with the provisions of the Escrow Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE MACROSPACE SHAREHOLDERS
     Except as expressly set forth in the letter addressed to Sorrent from the Macrospace Shareholders and dated as of the Agreement Date (including all schedules thereto) which has been delivered by the Macrospace Shareholders to Sorrent concurrently with the parties’ execution of this Agreement (the “Macrospace Disclosure Letter”) and is subject to amendment or supplement by any Macrospace Update(s), each of the Macrospace Shareholders hereby represents and warrants to Sorrent, (1) with respect to the representations and warranties in Section 3.1 solely with respect to itself, himself or herself and not with respect to any other Macrospace Shareholder, and (2) with respect to the representations and warranties in Sections 3.2 through 3.24 of this Article 3, on a several and not joint basis, and in each case subject to the limitations and other provisions of Article 11, that each of the representations, warranties and statements contained in this Article 3 is true and correct. For all purposes of this Agreement (including without limitation Articles 9 and 11), the statements contained in the Macrospace Disclosure Letter and its schedules and any Macrospace Update(s) (shall also be deemed to be representations and warranties made and given by the Macrospace Shareholders to Sorrent under Article 3 of this Agreement. Notwithstanding anything in this Agreement to the contrary, except for the representation as to Options in Section 3.1.1, the representations and warranties set forth in Section 3.1 made by each Option Holder with respect to Options which shall be exercised for Shares simultaneously with the Closing shall be made only effective on and as of such exercise (and not the Agreement Date).
     3.1 Representations of Shareholders as to Shareholders and Macrospace Stock.
          3.1.1 Good Title. Such Macrospace Shareholder is the beneficial owner of that number of shares of Macrospace Stock set forth on Exhibit A next to such shareholder’s name (all such shares beneficially owned by such Macrospace Shareholder, collectively, the “Shares”) and such Macrospace Shareholder did not acquire any Shares in contemplation of the Exchange. The Shares and the Options set forth on Exhibit A next to such Macrospace Shareholder’s name constitute such Macrospace Shareholder’s entire interest in all the outstanding shares of Macrospace Stock. Other than as set forth in the Articles of Association of Macrospace, no person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if the Macrospace Shareholder is a partnership, the rights and interest of persons and entities that own partnership interests in the Macrospace Shareholder under the partnership agreement governing the Macrospace Shareholder and applicable partnership law). The Shares are free and clear of any and all liens, claims, options, charges or other encumbrances.
          3.1.2 Power and Authority. If such Macrospace Shareholder is not an individual, such Macrospace Shareholder has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Macrospace Shareholder and the consummation by the Macrospace Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action, if any, on the part of such Macrospace Shareholder.
          3.1.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union (each, a “Governmental Authority”), or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by such Macrospace Shareholder to enable such Macrospace Shareholder to lawfully execute and deliver, enter into, and to perform such Macrospace Shareholder’s respective obligations under this Agreement and each of the Macrospace Shareholder Ancillary Agreements to which it, she or he is a party or to consummate the Exchange.
          3.1.4 Enforceability. This Agreement has been duly executed by such Macrospace Shareholder. Assuming the due and valid authorization, execution and delivery by Sorrent, the Representative and each other Macrospace Shareholder of this Agreement, and, where applicable, each Macrospace Shareholder Ancillary Agreement, this Agreement and, where applicable, each Macrospace Shareholder Ancillary Agreement are, or when executed by such Macrospace Shareholder will be, valid and binding obligations of such Macrospace Shareholder enforceable in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies which would be subject to the discretion of a court before which any proceedings therefor may be brought.
          3.1.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Macrospace Shareholder Ancillary Agreements to which it, she or he is a party by such Macrospace Shareholder, nor the consummation of the Exchange or any of the other transactions contemplated hereby or thereby, nor, as applicable, the Macrospace Shareholders’ discussion or negotiation with Sorrent of the Exchange or any other transaction contemplated hereby or thereby, will, to such Macrospace Shareholder’s knowledge, conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of any law, regulation, judgment, injunction, order or decree binding on such Macrospace Shareholder or any of its, her or his assets. Neither such Macrospace Shareholder’s entering into this Agreement or performing any of its, her or his obligations hereunder, nor the consummation of the Exchange, will give rise to, or trigger the application of, any rights of any third party under any agreement, contract or commitment to which such Macrospace Shareholder is a party that could materially adversely affect or restrict such Macrospace Shareholder’s ability to consummate fully the transactions contemplated by this Agreement, and that would come into effect due to the execution or delivery of this Agreement or thereafter.
          3.1.6 No Voting Arrangements or Registration Rights. Other than as set out in the Articles of Association (and as waived by such Macrospace Shareholder in Section 2.1), there are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than restrictions on transfer under applicable securities laws) applicable to any Macrospace Stock or to the transfer of any Macrospace Stock in the Exchange, to which such Macrospace Shareholder is a party or that were otherwise granted by such Macrospace Shareholder.
          3.1.7 Litigation. To the knowledge of such Macrospace Shareholder, there is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against such Macrospace Shareholder, and, there is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against such Macrospace Shareholder, which in each case could reasonably be expected to materially adversely effect or restrict its, her or his ability to consummate fully the transactions contemplated by this Agreement.
          3.1.8 Restricted Securities. Such Macrospace Shareholder acknowledges that the shares of Sorrent Common Stock received by it, her or him hereunder (the “Sorrent Shares”) are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from Sorrent in a transaction that is not being registered under the Securities Act, and that under the Securities Act and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Macrospace Shareholder accepts and is able to bear the risks of holding the Sorrent Shares indefinitely. Such Macrospace Shareholder, together with its, her or his advisor, is capable of assessing the risks of an investment in the Sorrent Shares and is fully aware of the economic risks thereof.
          3.1.9 Acquisition Intent. The Sorrent Shares are being acquired for investment for such Macrospace Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Macrospace Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Macrospace Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Sorrent Shares. If other than an individual, such Macrospace Shareholder also represents it has not been organized for the purpose of acquiring the Sorrent Shares.
          3.1.10 Non-U.S. Person. Such Macrospace Shareholder’s residence (or if an entity, principle place of business) as indicated on Exhibit A is outside the United States (including its territories and possessions, any of the several States of the United States and the District of Columbia). At the time the Macrospace Shareholder made a decision to acquire the Sorrent Shares, the Macrospace Shareholder was outside of the United States (including its territories and possessions, any of the several States of the United States and the District of Columbia). Provided that Sorrent has complied with all securities laws applicable to Sorrent in connection with the issuance of the Sorrent Shares, such Macrospace Shareholder’s subscription and payment for, and such Macrospace Shareholder’s continued beneficial ownership of the Sorrent Shares, will not violate any applicable securities or other laws of any jurisdiction applicable to such Macrospace Shareholder.
     3.2 Organization and Good Standing. Macrospace is a private company with limited liability duly incorporated and validly existing under the laws of England and Wales. Macrospace has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business in each jurisdiction in which its failure to be so qualified would result in a Material Adverse Change to Macrospace. Macrospace has delivered to Sorrent and its counsel, true and correct copies of the currently effective Memorandum of Association and Articles of Association of Macrospace and each of its subsidiaries (if any), each as amended to date. Neither Macrospace nor any of its subsidiaries is in violation of its Memorandum of Association or Articles of Association.
     3.3 Subsidiaries. Macrospace does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity except as disclosed in Schedule 3.3 of the Macrospace Disclosure Letter.
     3.4 Capitalization of Macrospace.
          3.4.1 Outstanding Stock. The authorized Macrospace Stock consists of Two Hundred Thousand (200,000) Macrospace Ordinary Shares of which Ninety Nine Thousand, Seven Hundred and Ninety Six (99,796) shares are issued and outstanding as of the Agreement Date and Seven Hundred and Fifty Thousand (750,000) Macrospace Preference Shares, of which Five Hundred Thousand (500,000) shares are issued and outstanding as of the Agreement Date, and Exhibit A shall set forth the aggregate outstanding Macrospace Ordinary Shares as of the Closing. No fractional shares of Macrospace Stock are issued or outstanding and Macrospace holds no treasury shares. All of the issued and outstanding Macrospace Stock have been duly authorized and validly issued, and are fully paid, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Macrospace in compliance with all applicable laws, including but not limited to the laws of England and Wales.
          3.4.2 No Options, Warrants or Rights.
               (a) Macrospace. Except as set forth in Exhibit A or in the Macrospace Articles of Association, there are no options, warrants, convertible securities or any other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any Macrospace Stock or any securities convertible into or exchangeable for any shares of Macrospace Stock or obligating Macrospace to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, or other right or agreement (“Options”), and Macrospace has no liability for any dividends accrued but unpaid.
               (b) Macrospace Subsidiaries. There are no options, warrants, convertible securities or any other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares in the capital of any subsidiary of

Macrospace (if any) or any securities convertible into or exchangeable for any shares in the capital of any subsidiary of Macrospace (if any), or obligating any subsidiary of Macrospace (if any) to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and no subsidiary of Macrospace has any liability for any dividends accrued but unpaid. No person or entity holds, or has any lien, option, warrant, right of refusal or other right to purchase or otherwise acquire, any of the issued and outstanding shares in the stock of any subsidiary of Macrospace (if any) from any record or beneficial holder of shares in the capital of any subsidiary of Macrospace (if any). No shares in the capital of any subsidiary of Macrospace (if any) are reserved for issuance under any stock purchase, stock option or other benefit plan.
          3.4.3 No Registration Rights. Macrospace is not under any obligation to register (under any applicable securities laws) any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.
     3.5 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the Exchange or any of the other transactions contemplated hereby, nor Macrospace’s discussion or negotiation with Sorrent of the Exchange or any other transaction contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) may or will result in a termination, breach or violation of: (i) any provision of the Memorandum of Association or the Articles of Association of Macrospace or any of its subsidiaries as currently in effect; (ii) any judgment by any court or tribunal of competent jurisdiction or any ruling of any governmental, regulatory or other authority of competent jurisdiction or any writ, decree or order applicable to Macrospace or any of its subsidiaries; (iii) any material relevant legislation, order, rule, regulation or similar instrument in any part of the world applicable to Macrospace or any of its subsidiaries or any of their respective assets or properties; or (iv) except as set forth in Schedule 3.5 of the Macrospace Disclosure Letter, any Macrospace Material Agreement.
     3.6 Litigation. Except as set forth in Schedule 3.6 of the Macrospace Disclosure Letter, to the knowledge of Macrospace, there is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against Macrospace, any of Macrospace’s subsidiaries (or, to the knowledge of Macrospace, against any director, company secretary or employee of Macrospace or any of its subsidiaries in their capacity as such) before any court, administrative agency or arbitrator nor, to the knowledge of Macrospace, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been overtly threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, court or arbitrator outstanding against Macrospace or any of Macrospace’s subsidiaries.
     3.7 Taxes. Except as set forth in Schedule 3.7 to the Macrospace Disclosure Letter Macrospace has timely filed or submitted all tax returns, computations, notices, and other information required to be filed or submitted to any taxing authority and all such returns, computations, notices and other information are up-to-date and correct in all material respects. Macrospace has paid or provided in the Macrospace Financial Statements (or as updated, the Audited Financial Statements) for all taxes arising in respect of any periods or events on or before Closing (other than taxes arising from events in the ordinary course of business between 31 May 2004 and Closing), whether or not such taxes were required to be paid before Closing and has not in the last three years paid or become liable to pay any penalty or interest in respect of any tax. Macrospace has made all deductions and withholdings in respect of, or on account of, any tax from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has accounted in full to the relevant taxing authority for all amounts so deducted or withheld. Macrospace is not and, in the period of three years ended on the date of this Agreement, has not been in dispute with, or subject to any visit, audit, enquiry, investigation, discovery or access order by, any taxing authority (other than routine enquiries concerning its corporation tax computations all of which have been resolved) and, to the knowledge of Macrospace, there are no facts or circumstances likely to give rise to or be the subject of any such dispute, enquiry or investigation. All documents necessary to prove the title of Macrospace to any asset owned at Closing have been duly stamped. None of the consideration for the sale of Macrospace to Sorrent will be treated as income in respect of which PAYE and/or national insurance contributions will have to be accounted.
          For the purposes of this Agreement, the terms “tax” and “taxes” include United Kingdom and foreign corporation tax, income tax, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll (including any taxes or similar payments required to be withheld from payments of salary or other compensatory payments), ad valorem, payroll, stamp, occupation, recording, value added or transfer taxes, and other taxes (whether payable directly or by withholding and whether or not Macrospace is primarily liable for such taxes or has a right of recovery against any other party for such taxes), and, with respect to such taxes or to any returns or documents relating to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.
     3.8 Macrospace Financial Statements. Attached as Schedule 0 of the Macrospace Disclosure Letter is Macrospace’s (i) unaudited balance sheet (the “Balance Sheet”) dated August 31, 2004 (the “Balance Sheet Date”), (ii) unaudited income statement and statement of cash flows for the three months ended August 31, 2004, (iii) unaudited balance sheets of Macrospace dated May 31, 2004, and (iv) unaudited income statements and statements of cash flows for the year ended May 31, 2004 (all such financial statements of Macrospace and any notes thereto are hereinafter collectively referred to as the “Macrospace Financial Statements”). To the knowledge of Macrospace, the Macrospace Financial Statements (a) are in accordance with the books and records of Macrospace, (b) give a true and fair view in all material respects of the financial condition of Macrospace at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with United Kingdom generally accepted accounting principles applied on a consistent basis, except, as to the Balance Sheet, for any normal, recurring adjustments applied in the course of audit. To the knowledge of Macrospace, except as set forth in the Macrospace Disclosure Letter or the Financial Statements, Macrospace has no material Liability, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Macrospace Financial Statements, except for those that may have been incurred after the date of the Macrospace Financial Statements in the ordinary course of its business, consistent with past practice.
     3.9 Title to Properties. Macrospace and each of its subsidiaries have legal and beneficial title to all of the respective assets and properties owned by them (including but not limited to those reflected on the Balance Sheet), free and clear of all mortgages, encumbrances, deeds of trust, security interests, pledges or liens, other than (i) liens for taxes which are not yet due and owing or taxes that are being contested in good faith (a “Permitted Tax Lien”) (ii) any mechanic’s, carrier’s, supplier’s or vendor’s lien if payment is not yet due on the underlying obligation, (iii) lien reflected in the Financial Statements, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not, or are not reasonably likely to, materially interfere with the present use of the assets of the Group, and (vi) other liens set forth on Schedule 3.9 of the Macrospace Disclosure Letter or incurred in the ordinary course of business (such liens in clauses (i) through (vi), “Permitted Liens”). All machinery, vehicles, equipment, other tangible personal property and real property owned or leased by Macrospace and its subsidiaries or used in, and necessary for the operation of, its business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which Macrospace or any of its subsidiaries is a party (i) are in full force and effect and (ii) Macrospace and its subsidiaries (as applicable) are not in default of any such leases. No lease pursuant to which Macrospace or any of its subsidiaries lease any real property (nor, with respect to leases of real property from any Macrospace Shareholder or any corporation, firm or entity owned or controlled by a Macrospace Shareholder, the real property that is the subject of such lease) is collateral for the security of any obligation of any person or entity. To the knowledge of Macrospace, neither Macrospace nor any of its subsidiaries is in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties. Neither Macrospace nor any of its subsidiaries owns any real property.
     3.10 Macrospace Product Offering. Schedule 3.10 of the Macrospace Disclosure Letter contains a complete list of Macrospace’s software products, games or other product offerings developed, at least in part, by Macrospace that currently are being published and shipped or distributed by Macrospace (excluding those products developed exclusively by one or more third parties distributed through Macrospace’s ProvisionX Service) (the “Published Products”), and all products, games or other product offerings currently under active development by Macrospace with a scheduled final software delivery date within the three (3) month period following the date of this Agreement (the “Products Under Development,” collectively with the Published Products referred to as “Products”).
          3.10.1 Schedule 3.10 of the Macrospace Disclosure Letter sets forth, for each Product, whether the Product incorporates a material amount of code written by an independent contractor or other third party and a list of the agreements of Macrospace with such independent contractors or other third parties (if any) and if the name(s) of any party other than Macrospace that has ownership rights in the Product’s Intellectual Property (as defined in Section 3.14.1).
          3.10.2 Schedule 3.10 of the Macrospace Disclosure Letter sets forth, for each Product Under Development, to the knowledge of Macrospace, the currently scheduled final software delivery date based on the extent of completion for each Product Under Development.
     3.11 Absence of Certain Changes. Except as set forth on Schedule 3.11 of the Macrospace Disclosure Letter, between the Balance Sheet Date and the Agreement Date there has not been with respect to Macrospace or any of its subsidiaries any:
          3.11.1 Material Adverse Change to Macrospace;

          3.11.2 amendment to Macrospace’s Memorandum of Association or Articles of Association;
          3.11.3 incurrence, creation or assumption by Macrospace or any of its subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien (other than a Permitted Lien), title retention device, collateral assignment or other similar encumbrance of any kind on any of the assets or properties of Macrospace or any of its subsidiaries; or (ii) any indebtedness for borrowed money;
          3.11.4 offer, issuance or sale of any debt or equity securities of Macrospace or any of its subsidiaries, or any options, warrants or other rights to acquire from Macrospace or any of its subsidiaries, whether directly or indirectly, any debt or equity securities of Macrospace or any of its subsidiaries, in each case, other than as disclosed in Schedule 3.3 of the Macrospace Disclosure Letter;
          3.11.5 other than payment of the Shukri Loan, payment or discharge by Macrospace or any of its subsidiaries of any liability or indebtedness for borrowed money or any security interest, lien (other than a Permitted Lien), claim, or encumbrance of any kind on any asset or property of Macrospace or any of its subsidiaries, or the payment or discharge of any liability that was neither shown on the Balance Sheet nor incurred in the ordinary course of Macrospace’s business after the Balance Sheet Date in an amount in excess of Fifteen Thousand Pounds Sterling (£15,000) for any single liability to a particular creditor.
          3.11.6 purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets or properties of Macrospace involving payments in excess of Fifteen Thousand Pounds Sterling (£15,000), other than (i) a license of any product or products of Macrospace or any of its subsidiaries made in the ordinary course of Macrospace’s business and (ii) a disposition, made in the ordinary course of Macrospace’s business, of tangible assets of Macrospace or any of its subsidiaries that are not, individually or in the aggregate, material to the conduct of the business of Macrospace or of any of its subsidiaries;
          3.11.7 damage, destruction or loss of any property or asset used in the operation of Macrospace’s business, whether or not covered by insurance with a value in excess of Fifteen Thousand Pounds Sterling (£15,000);
          3.11.8 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the Macrospace Stock, any split, combination or recapitalization of the Macrospace Stock or any direct or indirect redemption, purchase or other acquisition of any Macrospace Stock or any change in any rights, preferences, privileges or restrictions of any outstanding Macrospace Stock or other security of Macrospace;
          3.11.9 change or increase in the compensation payable or to become payable to any of the officers, directors, company secretary or employees of Macrospace or any of its subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation share awards, share option grants, share appreciation rights or share option grants) made to or with any of such officers, directors, company secretary, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of Macrospace’s business;
          3.11.10 obligation or liability incurred by Macrospace or any of its subsidiaries to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of Macrospace’s business;
          3.11.11 making by Macrospace or any of its subsidiaries of any new loan or advance (other than a loan or advance for reasonable travel and related or similar business expenses incurred in the ordinary course of Macrospace’s business consistent with its past practices or an advance against payroll to an employee of less than of One Thousand Pounds Sterling (£1,000) consistent with past practices), or capital contribution to, or any investment in, any Macrospace Shareholder or any firm or business enterprise in which any Macrospace Shareholder or any of such Macrospace Shareholder’s immediate family, uncles, aunts or first cousins had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
          3.11.12 entering into, amendment of, relinquishment, termination or non-renewal by Macrospace or any of its subsidiaries of any Macrospace Material Agreement (or any group of the same that, taken together, is material to the business of Macrospace and its subsidiaries) other than in the ordinary course of its business;
          3.11.13 any express written assertion by (i) any reseller or subscriber of Macrospace, or (ii) the other party to any Macrospace Material Agreement, of any material problems with Macrospace’s (or any of its subsidiaries’) services or performance;
          3.11.14 material change in the manner in which Macrospace or any of its subsidiaries extends discounts or credits to customers; or
          3.11.15 entering into by Macrospace or any of its subsidiaries of any contract or agreement that (i) by its terms requires or contemplates a current and/or future financial obligation (inclusive of overhead expense) on the part of Macrospace or any of its subsidiaries involving in excess of £15,000 and that is not entered into in the ordinary course of Macrospace’s business.
          3.11.16 any license, transfer or grant of a right under any Macrospace IP Rights, other than those licensed, transferred or granted by Macrospace in the ordinary course of Macrospace’s business.
     3.12 Contracts and Commitments/Licenses and Permits. Schedule 3.12 of the Macrospace Disclosure Letter sets forth a list of each of the following:
          3.12.1 any agreement providing for payments by or to Macrospace after the Agreement Date in an aggregate amount of Fifteen Thousand Pounds Sterling (£15,000) per annum or more;
          3.12.2 any material distribution, sales representative or similar agreement under which any third party is authorized to sell, market, provide or contract or take orders for, any products or services of Macrospace or any of its subsidiaries which agreement or contract has involved an aggregate average monthly payment in excess of Ten Thousand Pounds Sterling (£10,000) since January 1, 2004 up to the Balance Sheet Date or any distribution, sales representative or similar agreement under which any third party is authorized to sell, market, provide or contract or take orders for, any products or services of Macrospace or any of its subsidiaries entered into after the Balance Sheet which, to the knowledge of Macrospace, is material to the business of Macrospace as currently conducted;
          3.12.3 any material distribution, sales representative or similar agreement under which Macrospace is authorized to sell, market, provide or contract or take orders for, any products or services of any third party and providing for payments by or to Macrospace in excess of Fifteen Thousand Pounds Sterling (£15,000) in the previous year;
          3.12.4 any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from Macrospace or any of its subsidiaries in an aggregate amount of Fifteen Thousand Pounds Sterling (£15,000) per annum or more;
          3.12.5 any material contract or commitment in which Macrospace or any of its subsidiaries has granted or received most favored customer pricing provisions or exclusive marketing or distribution rights relating to any services or any market or geographic territory, in the case of exclusivity, for a period in excess of twelve (12) months;
          3.12.6 any material contract, agreement or commitment which obligates or commits Macrospace or any of its subsidiaries to develop, enhance or customize any software, copyrightable content, technology or intellectual property providing for payments by or to Macrospace in an aggregate amount of Fifteen Thousand Pounds Sterling (£15,000) or more (excluding any support or maintenance agreements entered into in the ordinary course of business);
          3.12.7 any contract, agreement or commitment that provides for the purchase, lease or license of any software (other than software generally available to the public on standard license terms at a per copy license fee of less than Fifteen Thousand Pounds Sterling (£15,000) per copy or generally available at retail stores), copyrightable content, technology or intellectual property by, for or to (or for the benefit or use of) Macrospace and/or any of its subsidiaries, which software, content, technology or intellectual property is material to the business of Macrospace or any of its subsidiaries, or is incorporated in any product or service currently sold, licensed, provided, leased, distributed or marketed by Macrospace or any of its subsidiaries;
          3.12.8 any joint venture or partnership agreement or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party, other than license agreements which include revenue sharing provisions;
          3.12.9 any contract or commitment for or relating to the employment of any officer, director, company secretary, employee or consultant of Macrospace or any of its subsidiaries that is not immediately terminable by Macrospace or the applicable Macrospace subsidiary without cost or other obligation or liability following the applicable notice period;

          3.12.10 other than the Shukri Loan, any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee, performance (or other) bond or other agreement for the borrowing of money in excess of Five Thousand Pounds Sterling (£5,000);
          3.12.11 any lease or other agreement under which Macrospace or any of its subsidiaries leases, holds or operates (i) any real property owned by a third party (other than month-to-month leases of storage space), or (ii) any items of personal property owned by a third party that is used in, and necessary for the conduct of, Macrospace’s business as currently conducted (other than license agreements disclosed in Section 3.14);
          3.12.12 any material agreement or arrangement (or series of related agreements or arrangements) for the sale, licensing or leasing by Macrospace of any of its assets or properties (other than license agreements entered into in the ordinary course of business that do not involve prospective payments to Macrospace in an aggregate amount of Five Thousand Pounds Sterling (£5,000) or more);
          3.12.13 any agreement to which Macrospace is a party that restricts Macrospace or any of its subsidiaries from engaging in any aspect of its business, from participating or competing in any line of business or market or that restricts Macrospace or any of its subsidiaries from engaging in any business in any market or geographic area;
          3.12.14 any Macrospace License-In Agreement (other than any license to Macrospace or any Macrospace subsidiary of software generally available to the public on standard license terms at a per copy license fee of less than Fifteen Thousand Pounds Sterling (£15,000) per copy or generally available at retail stores);
          3.12.15 any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Macrospace Stock or other securities of Macrospace or any of its subsidiaries or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor other than Macrospace’s standard form of Option agreement;
          3.12.16 any consulting or similar agreement under which Macrospace or any of its subsidiaries provides any consulting services to a third party with a term reasonably expected to extend beyond the Closing Date providing for payments to Macrospace in an aggregate amount in excess of Five Thousand Pounds Sterling (£5,000);
          3.12.17 any contract with or commitment to any trade union or any collective bargaining agreement;
          3.12.18 any agreement or contract pursuant to which Macrospace or any of its subsidiaries leases or otherwise provides the services of any of its employees to a third party;
          3.12.19 other than the Shukri Loan, any agreement or contract of the type described in the second sentence of Section 3.16; and
          3.12.20 any material Governmental Permit.

     There has been made available to Sorrent’s counsel, a true and complete copy of each agreement, contract, Governmental Permit or other document described in any of the foregoing clauses 3.12.1 through 3.12.20 of this Section and set forth on Schedule 3.12 of the Macrospace Disclosure Letter (such agreements, contracts, Governmental Permits and other documents being hereinafter collectively referred to as the “Macrospace Material Agreements” and each individually as a “Macrospace Material Agreement”).
     3.13 No Default; No Consent Required; No Restrictions. Neither Macrospace nor any of its subsidiaries is in material breach, violation or default under any Macrospace Material Agreement. To the knowledge of Macrospace, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), except as disclosed in Schedule 3.5 of the Macrospace Disclosure Letter, will, or could reasonably be expected to, (a) result in a breach, violation or default on the part of Macrospace of any of the provisions of any Macrospace Material Agreement, (b) give any other party(ies) to such Macrospace Material Agreement (i) the right to declare a default by Macrospace or exercise any remedy under any Macrospace Material Agreement, (ii) the right to a rebate, chargeback or penalty under any Macrospace Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of Macrospace or any of its subsidiaries under any Macrospace Material Agreement, or (iv) the right to cancel or terminate any Macrospace Material Agreement, except in each such case for such defaults, acceleration rights, termination rights and other rights, individually or in the aggregate, that have not had, and could not reasonably be expected to result in, a Material Adverse Change to Macrospace. Neither Macrospace nor any subsidiary of Macrospace has received any written notice regarding any actual or possible material breach or violation of, or default under, any Macrospace Material Agreement.
     3.14 Intellectual Property.
          3.14.1 Each of Macrospace and its subsidiaries owns, or has the valid right, license or sub-license to use all Intellectual Property (as defined below) used to conduct (and necessary for the conduct of) its present business as currently conducted (such Intellectual Property used by Macrospace and its subsidiaries being hereinafter collectively referred to as the “Macrospace IP Rights”). As used herein, the term “Intellectual Property” means, collectively, all industrial and intellectual property or other proprietary rights of any kind that exist anywhere in the world, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, and all confidential trade secret information including, without limitation, inventions (whether or not patentable), discoveries, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records, in each case that derive economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use.

          3.14.2 Except as set forth on Schedule 3.14.2 of the Macrospace Disclosure Letter, neither the execution, delivery and performance of this Agreement, nor the consummation of the Exchange or any of the other transactions contemplated hereby will: (a) constitute a material breach of or material default under any instrument, contract, license or other agreement under which any material Macrospace IP Right is licensed to Macrospace or any of its subsidiaries (collectively, the “Macrospace License-In Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Macrospace IP Right; or (c) materially and adversely affect the right of Macrospace to use, possess, sell or license any material Macrospace IP Right. There are no material royalties, honoraria, fees or other payments that are payable by Macrospace or any of its subsidiaries to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Macrospace IP Rights by Macrospace or any of its subsidiaries other than as expressly provided in the applicable agreement to which such payments relate.
          3.14.3 Other than as set forth on Schedule 3.6 of the Macrospace Disclosure Letter, to the knowledge of Macrospace, neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed by Macrospace or any of its subsidiaries to any third party, or currently utilized, sold, provided or furnished by Macrospace or any of its subsidiaries violates any Macrospace License-In Agreement or infringes or misappropriates any Intellectual Property of any other party, which violation, infringement or misappropriation reasonably would be expected to constitute a Material Adverse Change to Macrospace; provided, however, that the Macrospace Shareholders make no representation or warranty that any product or service owned or developed by a third party other than Macrospace or any of its subsidiaries does not infringe or misappropriate any Intellectual Property of any other party. No claim, suit or litigation is pending or, to the knowledge of the Founders, overtly threatened, against Macrospace or any of Macrospace’s subsidiaries, that contests the validity, ownership or right of Macrospace or any of its subsidiaries to use, possess, sell, market, advertise, license or dispose of any Macrospace IP Right or asserts that Macrospace or any of its subsidiaries has infringed or is infringing any Intellectual Property of any third party, excluding any such claim, suit or litigation that could not reasonably be expected to be a Material Adverse Change to Macrospace. Other than as set forth on Schedule 3.6 of the Macrospace Disclosure Letter, neither Macrospace nor any of its subsidiaries has received any written notice asserting that any Macrospace IP Right or the proposed use, sale, license or disposition thereof by Macrospace or any of its subsidiaries violates or infringes or will violate or infringe the Intellectual Property of any other party
          3.14.4 To the knowledge of Macrospace, no employee or consultant of Macrospace or any subsidiary of Macrospace: (a) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, or consultant’s being employed by, or performing services for, Macrospace or such subsidiary or using trade secrets or proprietary information of others, excluding any such violation that could not reasonably be expected to constitute a Material Adverse Change to Macrospace; or (b) has developed any material technology, software or other copyrightable, patentable, or otherwise proprietary work for Macrospace or any of its subsidiaries, or any material Intellectual Property related thereto, that is necessary for the conduct of Macrospace’s business as currently conducted or such subsidiary in its business and that has been assigned or licensed by such employee, consultant or independent contractor to any third party.
          3.14.5 Macrospace and its subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the material trade secrets of Macrospace and its subsidiaries (including but not limited to computer software source code) and all Macrospace’s ownership interests and proprietary rights therein. All officers, employees and consultants of Macrospace and its subsidiaries having access to material proprietary information of Macrospace or any of its subsidiaries, have executed and delivered to Macrospace an agreement regarding the protection of such proprietary information, excluding any such agreement, the absence of which would not reasonably be expected to materially adversely affect the ownership interests of Macrospace or any of its subsidiaries in any material Macrospace IP Rights. Macrospace and its subsidiaries have secured valid assignments or have obtained licenses (either through agreements or by operation of law) from all consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any material Macrospace IP Rights of such consultants’, contractors’ and employees’ rights to such contributions that Macrospace does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Macrospace or of any subsidiary of Macrospace has any right, license, claim or interest whatsoever in or with respect to any material Macrospace IP Rights that materially and adversely affects the use and enjoyment by Macrospace or such subsidiary of such Macrospace IP Rights, other than moral rights or other rights that cannot legally be assigned (collectively, “Restricted IP Rights”), and Macrospace has obtained such licenses, releases and waivers with respect to such Restricted IP Rights as are necessary to enable Macrospace to utilize such Restricted IP Rights as they are used in the business of Macrospace and its subsidiaries without infringement or violation of such Restricted IP Rights.
          3.14.6 Schedule 3.14.6 of the Macrospace Disclosure Letter contains a complete list of (i) all registrations made or held by Macrospace, any subsidiary of Macrospace or any Macrospace Shareholder anywhere in the world with respect to any patents, copyrights, mask works, trademarks, service marks, Internet domain names (including Internet domain names owned by Shukri Shammas on behalf of Macrospace, with such Internet domain names identified on Schedule 3.14.6 of the Macrospace Disclosure Letter as being owned by Shukri Shammas) or Internet or World Wide Web URLs that constitute Macrospace IP Rights; and (ii) all pending applications, registrations and filings made or taken pursuant to national, provincial, local and foreign laws by Macrospace, any subsidiary of Macrospace or any Macrospace Shareholder to secure, perfect or protect its or his/her interest in any Macrospace IP Rights, including, without limitation, all pending patent applications, copyright applications, and applications for registration of trademarks and service marks filed by Macrospace, any subsidiary thereof or any Macrospace Shareholder, in each case that constitute or relate to Macrospace IP Rights. All filings required in order to maintain such registered trademarks, service marks, Internet domain names, Internet or World Wide Web URLs in regular use and material to Macrospace’s business have been made on a timely basis.
          3.14.7 Schedule 3.14.7 of the Macrospace Disclosure Letter contains a complete list of (i) all material licenses, sublicenses and other agreements to which Macrospace or any of its subsidiaries is a party and pursuant to which any person or entity is authorized to use any

Macrospace IP Rights, excluding any non-exclusive license agreements with end user customers or resellers that were entered into in the ordinary course of business.
          3.14.8 Neither Macrospace nor any of its subsidiaries, nor any other party acting on its or their behalf and with their authorization, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Macrospace Source Code (as defined below), except for disclosures of such Macrospace Source Code to employees and contractors of Macrospace or any of its subsidiaries who are bound by confidentiality undertakings. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any Macrospace Source Code (as defined below). Schedule 3.14.8 of the Macrospace Disclosure Letter identifies each contract, agreement and instrument pursuant to which Macrospace has deposited, or is or may be required to deposit, with an escrowholder or any other party, any Macrospace Source Code and further describes whether the execution of this Agreement or the consummation of the Exchange or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any Macrospace Source Code. As used in this Section, “Macrospace Source Code” means, any software source code (including without limitation any material portion or aspect of any software source code, or any material proprietary information or algorithm contained in or relating to any software source code) that is owned by Macrospace, any subsidiary of Macrospace or any Macrospace Shareholder and currently used in the business of Macrospace or any subsidiary of Macrospace).
          3.14.9 To the knowledge of Macrospace, there is no unauthorized use, disclosure, infringement or misappropriation of any Macrospace IP Rights or any of its subsidiaries by any third party, including any employee or former employee of Macrospace or any of its subsidiaries, which use, disclosure, infringement or misappropriation reasonably would be expected to constitute a Material Adverse Change to Macrospace. Neither Macrospace nor any of its subsidiaries has agreed, pursuant to any written agreement, to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by Macrospace other than indemnities set forth in agreements with distributors, resellers or customers that have been entered into in the ordinary course of business.
          3.14.10 Neither Macrospace nor any of its subsidiaries has any liability that could constitute a Material Adverse Change to Macrospace for damages arising from any nonconformity to any contractual commitment or express or implied warranty provided to customers in excess of any reserves therefor reflected on the Balance Sheet. Neither Macrospace nor any of its subsidiaries has experienced within the prior twelve (12) months any amount or level of service cancellations, warranty claims or claims based on service outages or downtimes, which cancellations, warranty claims or claims reasonably would be expected to constitute a Material Adverse Change to Macrospace.
     3.15 Compliance with Laws. Macrospace has complied, and is in compliance with all applicable national, provincial, or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to Macrospace or to Macrospace’s assets, properties, and business (including, but not limited to, the Data Protection Act 1988, the Companies Act 1985 (as amended) and the Welfare Reform and Pensions Act 1999) other than laws pertaining to taxes, which are addressed in Section 3.7 and except where such non-compliance would not reasonably be expected to constitute a Material Adverse Change. Macrospace holds all permits, licenses and approvals from, and has made all filings with, third parties, including government agencies and authorities (“Governmental Permits”), that are necessary to conduct Macrospace’s business as currently conducted, other than any failures that in the aggregate would not result in a Material Adverse Change.
     3.16 Certain Transactions and Agreements. Except as set forth on Schedule 3.16 of the Macrospace Disclosure Letter, to the knowledge of Macrospace, none of the directors, officers or shareholders of Macrospace or any of its subsidiaries, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Macrospace or any of its subsidiaries (except with respect to any interest in less than one percent (1%) of the shares of any company whose shares are publicly-traded). Except as disclosed on Schedule 3.16 of the Macrospace Disclosure Letter, none of the directors or shareholders of Macrospace or any of its subsidiaries, nor any member of their immediate families, nor any of their uncles, aunts or first cousins, nor any of officers or employees of Macrospace, is a party to any contract or arrangement with Macrospace or any of its subsidiaries, except for normal compensation for services as an officer, director or employee thereof. None of the directors of Macrospace or any of its subsidiaries nor any member of their immediate families, nor any of the officers or employees of Macrospace or any of its subsidiaries, has any interest in any property, real or personal, tangible or intangible (including but not limited to any Macrospace IP Rights or any other Intellectual Property) that is used in, or that was developed for use primarily in, the business of Macrospace or any of its subsidiaries, except for the normal rights of a shareholder under applicable law.
     3.17 Employees and Other Compliance.
          3.17.1 A list of all current employees, directors, company secretary, officers and consultants of Macrospace, their title, date of hire, employer entity and current compensation, is set forth on Schedule 3.17 of the Macrospace Disclosure Letter. Macrospace does not have any employment contracts or consulting agreements currently in effect that are not terminable on notice or whose lawful termination would result in any payment to the terminated employee greater than the minimum amounts required by English law upon termination of an employee (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions or as may be required by law).
          3.17.2 Macrospace (i) has never been and, to the knowledge of Macrospace, is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, and (iv) to the knowledge of Macrospace, does not have any current employment disputes.
          3.17.3 All contributions due have been made or accrued on the Macrospace Financial Statements with respect to any pension or profit sharing plan maintained by Macrospace except those contributions accruing after the Balance Sheet Date in the ordinary course.
          3.17.4 Schedule 3.17.4 of the Macrospace Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ benefits, holiday benefits, severance benefits, disability benefits, death in service benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, share options, share purchase, phantom share, share appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Macrospace and covers any employee or consultant of Macrospace. Such contracts, plans and arrangements as are described in such Schedule 3.17.4 are hereinafter collectively referred to as the “Macrospace Benefit Arrangements.” The Macrospace Benefit Arrangements have been maintained in compliance in all material respects with their terms and with the requirements prescribed by any and all supranational, national, municipal, local and other government laws, statutes, orders, rules and regulations that are applicable to such Macrospace Benefit Arrangements.
          3.17.5 Except as set forth on Schedule 3.17.5 of the Macrospace Disclosure Letter, there has been no amendment to, written interpretation or written announcement (or to the knowledge of Macrospace, any verbal announcement) by Macrospace relating to, or change in employee participation or coverage under, any Macrospace Benefit Arrangement that would increase materially the expense of maintaining such Macrospace Benefit Arrangement above the level of the expense incurred in respect thereof for Macrospace’s fiscal year ended May 31, 2004.
          3.17.6 To the knowledge of Macrospace, no former employee of Macrospace has any claim against Macrospace whether relating to such employee’s employment with Macrospace, termination of employment or any other matter or circumstance.
     3.18 Corporate Documents. Macrospace has made available to Sorrent for examination: (a) copies of the Memorandum of Association and Articles of Association of Macrospace and each of its subsidiaries as currently in effect and incorporating or having annexed thereto to all resolutions or agreements referred to in Section 380 of the Companies Act of 1985, as amended (the “Companies Act”); (b) the minute books containing all records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof, of Macrospace and each of its subsidiaries; (c) the register of members reflecting all share issuances and transfers of Macrospace and each of its subsidiaries; and (d) all material permits, orders, and consents issued by any regulatory agency with respect to Macrospace, or any securities of Macrospace, and all material pending applications for such permits, orders, and consents.
     3.19 No Brokers. Except for the fees and expenses payable by Macrospace pursuant to the Finders Agreement, neither Macrospace, any subsidiary of Macrospace nor, to the knowledge of Macrospace, any affiliate of Macrospace or any of its subsidiaries is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Exchange or any other transaction contemplated by this Agreement.
     3.20 Books and Records.
          3.20.1 The register of members, minute books and other statutory books, records and accounts of Macrospace and its subsidiaries are in all material respects true, complete, up-to-date (with respect to accounts, updated quarterly consistent with past practice) and correct, and accurately and fairly reflect the transactions and dispositions of the assets of Macrospace.

          3.20.2 In the event that any Macrospace Shareholders have been issued with consolidated Macrospace Stock Certificates representing their entire holding of Macrospace Stock, all earlier Macrospace Stock Certificates previously issued by Macrospace to such Macrospace Shareholders have been duly collected and cancelled by Macrospace.
     3.21 Insurance. Schedule 3.21 of the Macrospace Disclosure Letter sets forth a list of all insurance policies held by Macrospace, the type of coverage provided by each of them, annual premiums, and any claims made thereunder. Macrospace has not received written notice of cancellation of any insurance and, to the knowledge of Macrospace, there is no fact or event that provides a basis for cancellation.
     3.22 Environmental Matters.
          3.22.1 During the period that Macrospace has leased or owned its respective properties or owned or operated its facilities, to the knowledge of Macrospace, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities that resulted from any act or omission of Macrospace or any of its employees or agents. To the knowledge of Macrospace, there is no presence and have been no disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Macrospace having taken possession of any of such properties or facilities. For the purposes of this Agreement, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (a) any supranational law applicable in England, (b) English national or local law; (c) local laws or U.S. federal, state or local law; or (d) regulations promulgated under any of the above acts, laws or statutes, in each case, which are applicable to Macrospace and its subsidiaries at the Agreement Date.
          3.22.2 To the knowledge of Macrospace, none of the properties or facilities of Macrospace is in violation of any national or local, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Macrospace has owned or leased its properties and facilities, neither Macrospace nor, to the knowledge of Macrospace, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.
     3.23 Rights of First Refusal. Upon execution and delivery of this Agreement by each of the Macrospace Shareholders, all rights of first refusal on transfers of shares of Macrospace Stock contained in the Memorandum of Association or Articles of Association of Macrospace, each as amended, that would apply in any manner to the Exchange, will have been waived and released by Macrospace and the Macrospace Shareholders.
     3.24 Development Tools. Schedule 3.24 of the Macrospace Disclosure Letter contains a complete list of all software development tools used by Macrospace in any material respect in the development of any of the Published Products, except for any such tools that are generally available and are used in their generally available form (such as standard compilers) without material modification (the “Development Tools”). Schedule 3.24 of the Macrospace Disclosure Letter also sets forth, for each Development Tool: (a) for any Development Tool not entirely developed internally by Macrospace employees, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (b) a list of any third parties with any existing rights to receive prospective royalties or other future payments with respect to such Development Tool in each case which payments exceed or reasonably could be expected to exceed Fifteen Thousand Pounds Sterling (£15,000) or more in the aggregate; (c) a list of any contractual restrictions on Macrospace’s unrestricted rights to use and distribute such Development Tool; and (d) a list of all agreements with third parties for the use by such third party of such Development Tool. To the knowledge of the Founders, Macrospace has sufficient right, title and interest in and to the Development Tools for the conduct of its business as currently conducted.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SORRENT
     Except as expressly set forth in the letter addressed to the Macrospace Shareholders from Sorrent and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Sorrent to the Macrospace Shareholders concurrently with the parties’ execution of the Agreement (the “Sorrent Disclosure Letter”), Sorrent hereby represents and warrants to the Macrospace Shareholders that each of the following representations, warranties and statements contained in the following Sections of this Article 4 is true and correct. For all purposes of this Agreement (including without limitation Articles 8 and 11), the statements contained in the Sorrent Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Sorrent under Article 4 of this Agreement.
     4.1 Organization and Good Standing. Sorrent is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sorrent has delivered to counsel to the Macrospace Shareholders, true and correct copies of Sorrent’s Articles of Incorporation and Bylaws, each as amended to date. Sorrent is not in violation of its Articles of Incorporation or Bylaws.
     4.2 Power, Authorization and Validity.
          4.2.1 Power and Authority. The execution, delivery and performance of this Agreement and each of the Sorrent Ancillary Agreements by Sorrent have been duly and validly approved and authorized by Sorrent’s Board of Directors and the Sorrent Shareholder Approval has been obtained in compliance with applicable law (including, without limitation, the California General Corporation Law) and Sorrent’s Articles of Incorporation and Bylaws, each as amended. Sorrent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the Sorrent Ancillary Agreements and has all requisite corporate power and authority to take any and all actions that may be necessary on Sorrent’s part to consummate the Exchange and the other transactions contemplated hereby and thereby.
          4.2.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by Sorrent to enable Sorrent to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the Sorrent Ancillary Agreements and to consummate the Exchange, except for the filing by Sorrent with the SEC or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the Securities Act and/or applicable state securities laws on which Sorrent relies in issuing shares of Sorrent Common Stock pursuant to this Agreement.
          4.2.3 Enforceability. This Agreement and the Sorrent Ancillary Agreements are, or when executed by Sorrent and each of the other parties thereto will be, valid and binding obligations of Sorrent, enforceable against Sorrent in accordance with their respective terms, except as to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     4.3 Capitalization of Sorrent.
          4.3.1 Stock. Prior to the filing of the Certificate of Amendment, the authorized capital stock of Sorrent consists of (i) Forty-Five Million (45,000,000) shares of Sorrent Common Stock, no par value per share, Four Million Six Hundred Seventy Thousand One Hundred and Ninety-Nine (4,670,199) shares of which are issued and outstanding and (ii) Thirty-One Million Two Thousand One Hundred and Thirty-Two (31,002,132) shares of Preferred Stock of Sorrent, no par value per share, Six Million Nine Hundred Forty Thousand Ninety-Six (6,940,096) shares of which have been designated Sorrent Series A Stock, all of which are issued and outstanding, Eight Million Nine Hundred Sixty-Two Thousand and Thirty-Six (8,962,036) shares of which have been designated Sorrent Series B Stock, Eight Million Five Hundred Ninety-Three Thousand Seven Hundred and Fifty (8,593,750) shares of which are outstanding, and Fifteen Million One Hundred Thousand (15,100,000) shares of which have been designated Sorrent Series C Stock, Twelve Million Forty-Six Thousand and Sixteen (12,046,016) shares of which are issued and outstanding. All of the issued and outstanding shares of Sorrent Common Stock, Sorrent Series A Stock, Sorrent Series B Stock and Sorrent Series C Stock have been validly issued and are fully paid and nonassessable. Except as set forth in Schedule 4.3.1 to the Sorrent Disclosure Letter, Sorrent is not under any obligation to register (under any applicable securities laws) any of its presently outstanding shares of stock or other securities that are issued or may be subsequently issued.
          4.3.2 Options. Under Sorrent’s Second Amended and Restated 2001 Stock Option Plan (the “Plan”), (i) options to purchase Six Million One Hundred Ninety-Nine Thousand One Hundred Sixty (6,199,160) shares have been granted and are currently outstanding, and (ii) Fifty-Six Thousand Six Hundred Fifteen (56,615) shares of Sorrent Common Stock remain available for future issuance to officers, directors, employees and consultants of Sorrent. Except for (a) options outstanding under the Plan and the shares reserved for issuance under the Plan, (b) the conversion privileges of the Sorrent Series A Stock, Sorrent Series B Stock, and Sorrent Series C Stock (c) as described in Schedule 4.3.2 of the Sorrent Disclosure Letter, and except as may be granted pursuant to this Agreement and the Sorrent Ancillary Agreements, there were no options, warrants, convertible securities or any other securities, calls, commitments or conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) from Sorrent any shares of Sorrent’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Sorrent’s capital stock.
     4.4 No Conflict. Neither the execution and delivery of this Agreement nor any of the Sorrent Ancillary Agreements by Sorrent nor the consummation of the Exchange or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) may or will result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation of Sorrent, subject to the filing of the Certificate of Amendment with the California Secretary of Sate, or Bylaws or other charter documents of Sorrent as currently in effect; (ii) any judgment by any court or tribunal of competent jurisdiction or any ruling of any governmental, regulatory or other authority of competent jurisdiction or any writ, decree or order, (iii) any U.S. federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Sorrent or any of its respective assets or properties; or (iv) any material instrument, agreement or contract to which Sorrent or its subsidiary is a party or by which Sorrent or its subsidiary or any of their respective assets or properties are bound. There are no rights of first refusal applicable to the issuance of the Sorrent Common Stock in the Exchange.
     4.5 Validity of Shares. The shares of Sorrent Common Stock to be issued pursuant to the Exchange will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable; (b) will be free and clear of any claim, lien, security interest, pledge, escrow, preemptive right, right of first refusal or right of first offer, except for (i) liens and encumbrances applicable restrictions on transfer imposed by applicable securities laws, including those imposed by Regulation D, Regulation S or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act, and under applicable “blue sky” state securities laws, (ii) any claim, lien (including any tax lien), security interest, pledge, escrow, preemptive right, right of first refusal or right of first offer created by or arising from any act or omission of Macrospace or any of the Macrospace Shareholders, and (iii) as provided in the Macrospace Shareholder Ancillary Agreements, the Escrow Agreement or this Agreement; and (c) subject to and assuming the continuing accuracy at all times through the Closing Date of all representations and warranties of each of the Macrospace Shareholders contained Article 3, have been offered, issued, sold and delivered by Sorrent in compliance with the registration or qualification requirements (or applicable exemptions therefrom) of the Securities Act and the securities laws of England.
     4.6 No Brokers. Sorrent is not obligated by any agreement made by Sorrent for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement, or in connection with the Exchange or in connection with any transaction by this Agreement or any Sorrent Ancillary Agreement and neither Macrospace nor the Macrospace Shareholders will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Exchange by reason of any act, agreement or omission of Sorrent or any of its employees, officers, directors, shareholders, agents, subsidiaries or affiliates.
     4.7 Litigation. Except as set forth in Schedule 4.7 to the Sorrent Disclosure Letter, there is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against Sorrent or its subsidiary (or to Sorrent’s knowledge, against any officer, director, employee or agent of Sorrent or its subsidiary in their capacity as such or relating to their employment, services or relationship with Sorrent or such subsidiary) before any court, administrative agency or arbitrator, nor, to Sorrent’s knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened.
     4.8 Acquisition of Macrospace Stock. Sorrent is acquiring the shares of Macrospace Stock to be sold, transferred and assigned to it by the Macrospace Shareholders hereunder for investment and not with a view to, or for sale in connection with, any unlawful distribution of such stock within the meaning of the Securities Act.
     4.9 Subsidiaries. Sorrent does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity except for Sorrent Europe Limited. Sorrent Europe Limited is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would be a Material Adverse Change to Sorrent.
     4.10 Taxes. Sorrent has timely filed all state, federal national and foreign tax returns required to be filed, has timely paid or provided for all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Sorrent is not in default in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. Sorrent has not received any notification that any issues have been raised (and are currently pending) by any taxing authority (including but not limited to any franchise, sales or use tax authority) regarding Sorrent.
     4.11 Sorrent Financial Statements. Sorrent has delivered to the Representative its audited financial statements (balance sheet and statements of income and cash flows) as at and for the twelve-month period ended December 31, 2003, its unaudited balance sheet as at and for the nine-month period ended September 30, 2004 and its statements of income and cash flows as at and for the three-month period ended September 30, 2004 (collectively, the “Sorrent Financial Statements”). The Sorrent Financial Statements (a) are in accordance with the books and records of Sorrent, (b) fairly present the financial condition of Sorrent at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Sorrent has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Sorrent Financial Statements, except for those that may have been incurred after the date of the Sorrent Financial Statements in the ordinary course of its business, consistent with past practice.
     4.12 Sorrent Product Offering. Schedule 4.12 of the Sorrent Disclosure Letter contains a complete list of Sorrent’s software products, games or other product offerings that currently are being shipped or distributed by Sorrent, and all products, games or other product offerings currently under active development by Sorrent with a scheduled final software delivery date within the three (3) month period following the date of this Agreement.

     4.13 Contracts and Commitments/Licenses and Permits. Schedule 4.13 of the Sorrent Disclosure Letter sets forth a list of each of the following:
          4.13.1 any material distribution, sales representative or similar agreement under which any third party is authorized to sell, market, provide or contract or take orders for, any products or services of Sorrent or any of its subsidiaries which agreement or contract has involved an aggregate average monthly payment in excess of Thirty-Five Thousand United States Dollars ($35,000) since January 1, 2004 up to the Balance Sheet Date or any distribution, sales representative or similar agreement under which any third party is authorized to sell, market, provide or contract or take orders for, any products or services of Sorrent or any of its subsidiaries entered into after the Balance Sheet which, to the knowledge of Sorrent, is material to the business of Sorrent as currently conducted;
          4.13.2 any material distribution, sales representative or similar agreement under which Sorrent is authorized to sell, market, provide or contract or take orders for, any products or services of any third party and providing for payments by or to Sorrent in excess of Fifty Thousand United States Dollars ($50,000) in the previous year;
          4.13.3 any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from Sorrent or any of its subsidiaries in an aggregate amount of Fifty Thousand United States Dollars ($50,000) per annum or more;
          4.13.4 any contract, agreement or commitment that provides for the purchase, lease or license of any software (other than software generally available to the public on standard license terms at a per copy license fee of less than Fifty Thousand United States Dollars ($50,000) per copy or generally available at retail stores), copyrightable content, technology or intellectual property by, for or to (or for the benefit or use of) Sorrent and/or any of its subsidiaries, which software, content, technology or intellectual property is material to the business of Sorrent or any of its subsidiaries, or is incorporated in any product or service currently sold, licensed, provided, leased, distributed or marketed by Sorrent or any of its subsidiaries;
          4.13.5 any material agreement or arrangement (or series of related agreements or arrangements) for the sale, licensing or leasing by Sorrent of any of its assets or properties (other than license agreements entered into in the ordinary course of business that do not involve prospective payments to Sorrent in an aggregate amount of Fifteen Thousand United States Dollars ($15,000) or more); and
          4.13.6 any instrument, contract, license or other agreement under which any material Sorrent IP Right is licensed to Sorrent or any of its subsidiaries, other than any license to Sorrent or any Sorrent subsidiary of software generally available to the public on standard license terms at a per copy license fee of less than Fifty Thousand United States Dollars ($50,000) per copy or generally available at retail stores).
          There has been made available to the counsel of Macrospace, a true and complete copy of each agreement, contract, or other document described in any of the foregoing clauses 4.13.1 through 4.13.6 of this Section.

     4.14 Title to Properties. Sorrent and its subsidiary have good and marketable title to all of the respective assets and properties owned by them (including but not limited to those reflected on the Sorrent Financial Statements), free and clear of all mortgages, deeds of trust, security interests, pledges or liens. All machinery, vehicles, equipment, other tangible personal property and real property owned or leased by Sorrent and its subsidiary or used in its business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which Sorrent or its subsidiary is a party (i) are in full force and effect and (ii) Sorrent and its subsidiary (as applicable) is not in default of any of such leases. No lease pursuant to which Sorrent or its subsidiary lease any real property is collateral for the security of any obligation of any person or entity. To the knowledge of Sorrent, neither Sorrent nor its subsidiary is in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties. Neither Sorrent nor its subsidiary owns any real property.
     4.15 Absence of Certain Changes. Between September 30, 2004 (the “Sorrent Balance Sheet Date”) and the Agreement Date there has not been with respect to Sorrent or its subsidiary any:
          4.15.1 Material Adverse Change of Sorrent;
          4.15.2 amendment to Sorrent’s Articles of Incorporation or Bylaws, except for the Certificate of Amendment, or its subsidiary’s Memorandum of Association and Articles of Association;
          4.15.3 incurrence, creation or assumption by Sorrent or its subsidiary of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of Sorrent or its subsidiary; or (ii) any indebtedness for borrowed money;
          4.15.4 offer, issuance or sale of any debt or equity securities of Sorrent or its subsidiary, or any options, warrants or other rights to acquire from Sorrent or its subsidiary, whether directly or indirectly, any debt or equity securities of Sorrent or its subsidiary except as set forth in Section 4.3;
          4.15.5 payment or discharge by Sorrent or its subsidiary of any liability or indebtedness for borrowed money or any security interest, lien, claim, or encumbrance of any kind on any asset or property of Sorrent or its subsidiary, or the payment or discharge of any liability that was neither shown on the Sorrent Financial Statements nor incurred in the ordinary course of Sorrent’s business after the Sorrent Balance Sheet Date in an amount in excess of Fifty Thousand United States Dollars ($50,000) for any single liability to a particular creditor;
          4.15.6 purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets or properties of Sorrent, other than (i) a license of any product or products of Sorrent or its subsidiary made in the ordinary course of Sorrent’s business consistent with Sorrent’s past practices and (ii) a disposition, made in the ordinary course of Sorrent’s business consistent with Sorrent’s past practices, of tangible assets of Sorrent or its subsidiary that are not, individually or in the aggregate, material to the conduct of the business of Sorrent or of its subsidiary;
          4.15.7 damage, destruction or loss of any property or asset, whether or not covered by insurance;
          4.15.8 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the Sorrent Shares, any split, combination or recapitalization of the Sorrent Shares or any direct or indirect redemption, purchase or other acquisition of any Sorrent Shares or any change in any rights, preferences, privileges or restrictions of any outstanding Sorrent Shares or other security of Sorrent;
          4.15.9 obligation or liability incurred by Sorrent or its subsidiary to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of Sorrent’s business;
          4.15.10 making by Sorrent or its subsidiary of any loan or advance (other than a loan or advance for reasonable travel and related expenses incurred in the ordinary course of Sorrent’s business consistent with its past practices), or capital contribution to, or any investment in, any shareholder of Sorrent or any firm or business enterprise in which any shareholder of Sorrent or the immediate family, uncles, aunts or first cousins of any shareholder of Sorrent had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
          4.15.11 entering into, amendment of, relinquishment, termination or non-renewal by Sorrent or its subsidiary of any material contract, lease, transaction, commitment or other right or obligation (or any group of the same that, taken together, is material to the business of Sorrent or its subsidiary) other than in the ordinary course of its business;
          4.15.12 material change in the manner in which Sorrent or its subsidiary extends discounts or credits to customers or otherwise deals with its customers;
          4.15.13 entering into by Sorrent or its subsidiary of any contract or agreement that (i) by its terms requires or contemplates a current and/or future financial obligation (inclusive of overhead expense) on the part of Sorrent or its subsidiary involving in excess of $10,000 and that is not entered into in the ordinary course of Sorrent’s business; or
          4.15.14 any license, transfer or grant of a right under any Sorrent IP Rights (as defined in Section 4.17.1), other than those licensed, transferred or granted by Sorrent in the ordinary course of Sorrent’s business consistent with its past practices.
     4.16 No Default; No Consent Required; No Restrictions. Neither Sorrent nor its subsidiary is in material breach, violation or default under any agreement material to Sorrent (a “Sorrent Material Agreement”). No consent or approval of any third party, other than Silicon Valley Bank, is required to ensure that, following the Closing, any Sorrent Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Exchange or by any other transaction contemplated by this Agreement or any Sorrent Ancillary Agreement. Neither Sorrent nor its subsidiary is a party to, and no asset or property of Sorrent or its subsidiary is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits Sorrent or its subsidiary from freely engaging in any business now conducted by any of them or from competing anywhere in the world (including, without limitation, any contracts, covenants or agreements restricting the geographic area in which Sorrent or its subsidiary may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that Sorrent or its subsidiary may address in operating their respective businesses), or includes any grants by Sorrent of exclusive licenses. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (a) result in a breach, violation or default of any of the provisions of any Sorrent Material Agreement, (b) give any third party (i) the right to declare a default or exercise any remedy under any Sorrent Material Agreement, (ii) the right to a rebate, chargeback, penalty or other material change in terms under any Sorrent Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of Sorrent or its subsidiary under any Sorrent Material Agreement, or (iv) the right to cancel, terminate or modify any Sorrent Material Agreement, except in each such case for such defaults, acceleration rights, termination rights and other rights that have not had, and could not reasonably be expected to have, a Material Adverse Change of Sorrent. Neither Sorrent nor any subsidiary of Sorrent has received any notice or other communication regarding any actual or possible material breach or violation of, or default under, any Sorrent Material Agreement.
     4.17 Intellectual Property.
          4.17.1 Sorrent and its subsidiary own, or have the valid right or license to use, possess, sell or license, all Intellectual Property necessary or required in order for Sorrent and its subsidiary to conduct their present respective businesses as currently conducted and as currently proposed to be conducted (such necessary or required Intellectual Property being hereinafter collectively referred to as the “Sorrent IP Rights”).
          4.17.2 Neither the execution, delivery and performance of this Agreement, nor the consummation of the Exchange or any of the other transactions contemplated hereby and/or by any of the Sorrent Ancillary Agreements will: (a) constitute a breach of or default under any instrument, contract, license or other agreement governing any Sorrent IP Right to which Sorrent or its subsidiary is a party (collectively, the “Sorrent IP Rights Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Sorrent IP Right; or (c) adversely affect the right of Sorrent to use, possess, sell or license any Sorrent IP Right or portion thereof. There are no royalties, honoraria, fees or other payments that are payable by Sorrent or its subsidiary to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Sorrent IP Rights by Sorrent or its subsidiary.
          4.17.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed by Sorrent or its subsidiary to any third party, or currently utilized, sold, provided or furnished by Sorrent or its subsidiary or currently under development by Sorrent or its subsidiary violates any license or agreement between Sorrent or its subsidiary and any third party or infringes or misappropriates any Intellectual Property of any other party; provided however, that Sorrent makes no representation or warranty that any product or service owned or developed by a third party other than Sorrent or its subsidiary does not infringe or misappropriate any Intellectual Property of any other party. No claim, suit or litigation is pending or, to the knowledge of Sorrent, threatened, against Sorrent or Sorrent’s subsidiary, that contests the validity, ownership or right of Sorrent or its subsidiary to use, possess, sell, market, advertise, license or dispose of any Sorrent IP Right or asserts that Sorrent or its subsidiary has infringed or is infringing any Intellectual Property of any third party, nor, to the knowledge of Sorrent, is there any valid basis for any such claim, suit or litigation. Neither Sorrent nor its subsidiary has received any notice asserting that any Sorrent IP Right or the proposed use, sale, license or disposition thereof by Sorrent or its subsidiary conflicts or will conflict with or infringe the rights of any other party.
          4.17.4 To Sorrent’s knowledge, no employee, consultant or independent contractor of Sorrent or any subsidiary of Sorrent: (a) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Sorrent or such subsidiary or using trade secrets or proprietary information of others; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Sorrent or its subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or in any Intellectual Property related thereto. To the knowledge of Sorrent, the employment of any employee of Sorrent or any subsidiary of Sorrent or the use by Sorrent or any subsidiary of Sorrent of the services of any consultant or independent contractor does not subject Sorrent or any such subsidiary to any liability to any third party.
          4.17.5 Sorrent and its subsidiary have taken all commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the trade secrets of Sorrent and its subsidiary (including but not limited to computer software source code) and all Sorrent’s ownership interests and proprietary rights therein. All officers, employees and consultants of Sorrent and its subsidiary having access to proprietary information of Sorrent or its subsidiary, its customers or business partners, have executed and delivered to Sorrent an agreement regarding the protection of such proprietary information; and copies of the form of all such agreements have been delivered to Macrospace’s counsel. Sorrent and its subsidiary have secured valid assignments or have obtained licenses (either through agreements or by operation of law) from all consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Sorrent IP Rights, of the rights to such contributions that may be owned by such persons or that Sorrent does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Sorrent or of any subsidiary of Sorrent has any right, license, claim or interest whatsoever in or with respect to any Sorrent IP Rights, other than Restricted IP Rights, and, with respect to such Restricted IP Rights, Sorrent has obtained such licenses, releases and waivers with respect to such Restricted IP Rights as are necessary to enable Sorrent to utilize such Restricted IP Rights as they are used and as currently contemplated to be used in the business of Sorrent and its subsidiary without infringement or violation of such Restricted IP Rights.
          4.17.6 All filings required in order to maintain Sorrent’s registered trademarks, service marks, Internet domain names, Internet or World Wide Web URLs in effect have been made on a timely basis.

          4.17.7 Neither Sorrent nor its subsidiary, nor any other party acting on its or their behalf and with their authorization, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Sorrent Source Code (as defined below), except for disclosures of such Sorrent Source Code to employees and contractors of Sorrent or its subsidiary who have executed written agreements with Sorrent not to disclose such Sorrent Source Code to others and not to use any of such Sorrent Source Code except for the benefit of Sorrent or a Sorrent subsidiary as directed by Sorrent or such subsidiary of Sorrent. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any Sorrent Source Code (as defined below). As used in this Section 4.17.7, “Sorrent Source Code” means, collectively, any software source code (including, without limitation, any material portion or aspect of any software source code, or any material proprietary information or algorithm contained in or relating to any software source code) that is owned by Sorrent or any subsidiary of Sorrent.
          4.17.8 There is no unauthorized use, disclosure, infringement or misappropriation of any Sorrent IP Rights or any Intellectual Property of Sorrent or its subsidiary by any third party, including any employee or former employee of Sorrent or its subsidiary. Neither Sorrent nor its subsidiary has agreed, pursuant to any written agreement, to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by Sorrent.
          4.17.9 Neither Sorrent nor its subsidiary has any liability (and, to Sorrent’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Sorrent or its subsidiary that could give rise to any liability that could be a Material Adverse Change to Sorrent) for damages arising from any nonconformity to any contractual commitment, express or implied warranty, product specifications or representations provided to customers in excess of any reserves therefor reflected on the Sorrent Financial Statements. Neither Sorrent nor its subsidiary has experienced any amount or level of service cancellations, warranty claims or claims based on service outages or downtimes.
     4.18 Compliance with Laws. Sorrent has complied, and is now and at the Closing Date will be in compliance with all applicable national, provincial, or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to Sorrent or to Sorrent’s assets, properties, and business. Sorrent holds all Governmental Permits that are necessary in connection with Sorrent’s present business.
     4.19 Employees and Other Compliance.
          4.19.1 Sorrent is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters in each of the jurisdictions in which it conducts business.
          4.19.2 Sorrent (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, and (iv) does not have any current labor disputes. Sorrent has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations and have no knowledge that any key employee of Sorrent intends to leave the employ of Sorrent.
          4.19.3 No former employee of Sorrent has any claim against Sorrent whether relating to such employee’s employment with Sorrent, termination of employment or any other matter or circumstance.
     4.20 Corporate Documents. Sorrent has made available to Macrospace for examination: (a) copies of its Articles of Incorporation, as amended, and its subsidiary’s Memorandum of Association and Articles of Association as currently in effect and incorporating or having annexed thereto to all resolutions or agreements referred to in Section 380 of the Companies Act; (b) the minute books containing all records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof, of Sorrent and each of its subsidiary; (c) the stock ledger and journal reflecting all stock issuances and transfers of Sorrent and each of its subsidiary; and (d) all permits, orders, and consents issued by, and filings by Sorrent or its subsidiary with, any regulatory agency with respect to Sorrent, or any securities of Sorrent, and all applications for such permits, orders, and consents.
     4.21 Books and Records.
          4.21.1 The register of members, minute books and other statutory books, records and accounts of Sorrent and its subsidiary are in all material respects true, complete, up-to-date and correct, are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Sorrent.
          4.21.2 Sorrent has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; and (b) transactions are recorded as necessary to maintain accountability for the existence of assets.
     4.22 Insurance. Sorrent maintains and at all times during the prior year has maintained fire and casualty, general liability, errors and omissions, business interruption and product liability insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses. Sorrent has not received written notice of cancellation of any insurance and there is no fact or event that provides a basis for cancellation.
     4.23 Environmental Matters.
          4.23.1 During the period that Sorrent has leased or owned its respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities that resulted from any act or omission of Sorrent or any of its employees, agents or invitees. Sorrent has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Sorrent having taken possession of any of such properties or facilities.
          4.23.2 None of the properties or facilities of Sorrent is in violation of any national or provincial, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Sorrent has owned or leased its properties and facilities, neither Sorrent nor any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.
ARTICLE 5
COVENANTS OF THE MACROSPACE SHAREHOLDERS
     During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Article 10 (and after the Closing with respect to those covenants and agreements set forth below that by their terms continue or arise after the Closing), each of the Macrospace Shareholders covenants and agrees to act, or to cause Macrospace to act, as set forth in this Article 5. By way of clarification, (1) no Macrospace Shareholder shall have any liability, responsibility or obligation with respect to any covenant and agreements (other than Section 5.12) unless the Closing shall occur, and only then to the extent expressly provided in Article 11, and (2) each Macrospace Shareholder’s covenants and agreements below are made solely by such Macrospace Shareholder, and neither Macrospace nor any other Macrospace Shareholder shall have any liability, responsibility or obligation with respect to such Macrospace Shareholder’s covenants or agreements, provided, that all Macrospace Shareholders shall be liable and responsible for a breach of covenants and agreements relating to Macrospace made by the Founders as expressly provided in Article 11.
     5.1 Advice of Changes; Macrospace Updates. Each Macrospace Shareholder will promptly advise Sorrent in writing of any event occurring subsequent to the Agreement Date that would render any representation or warranty of such Macrospace Shareholder contained in Section 3.1 of Article 3, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect. Each Founder, individually or collectively, will promptly advise Sorrent in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty contained in Section 3.1.10 through 3.24 of Article 3, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect of which such Founder has knowledge, (b) Material Adverse Change of Macrospace of which such Founder has knowledge, and (c) any change to Exhibit A, including a change resulting from a termination of Options outstanding as of the Agreement Date. After the Agreement Date and until the Closing Date, one or more of the Founders shall deliver to Sorrent, on a weekly basis, updates to the Macrospace Disclosure Letter by reference to the facts and circumstances existing at the time of such updated Macrospace Disclosure Letter (which shall set forth appropriate disclosures with respect to representations and warranties that have become, untrue or inaccurate as of the date of such updated Macrospace Disclosure Letter), including an update to be delivered to Sorrent not less than three (3) business days prior to the Closing Date (each such update to the Macrospace Disclosure Letter, a “Macrospace Update”).
     5.2 Maintenance of Business. The Founders will use their reasonable efforts to cause Macrospace to use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, advertisers, suppliers, employees, users of Macrospace’s services and others with whom Macrospace has contractual relations in substantially the same manner as it has prior to the Agreement Date. If any of the Founders become aware of a material deterioration in the relationship with any key customer, key supplier or key employee, he, she or it will promptly bring such information to the attention of Sorrent in writing and, if requested by Sorrent, will exert commercially reasonable efforts to restore the relationship as promptly as practicable.
     5.3 Conduct of Business. The Founders will use their reasonable efforts to cause Macrospace to continue to conduct its business and maintain its business relationships in the ordinary course and the Founders will use their reasonable efforts to not permit Macrospace, any of its subsidiaries, or any of the Macrospace Shareholders acting on their own behalf to, without the prior written consent and approval of Sorrent:
          5.3.1 borrow, assume or incur indebtedness for borrowed money in an amount greater than Fifteen Thousand Pounds Sterling (£15,000) or lend any money other than to employees in the ordinary course of Macrospace’s business consistent with Macrospace’s past practices;
          5.3.2 enter into (i) any agreement with any of the Macrospace Shareholders or any business enterprise in which any Macrospace Shareholder or any member of his immediate family has any material interest (except for any such agreement that is expressly contemplated by the terms of this Agreement), or (ii) any agreement of the types described in Section 3.16 not in the ordinary course of Macrospace’s business or any other material transaction or material agreement or take any other material action not in the ordinary course of Macrospace’s business;
          5.3.3 voluntarily grant, incur, create or assume any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of Macrospace or any of its subsidiaries other than Permitted Liens and any other such item that is not material and is incurred in the ordinary course of business consistent with past practice;
          5.3.4 purchase, license, sell, assign or otherwise dispose of or transfer, or enter into any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill (including, without limitation, Intellectual Property) of Macrospace or any of its subsidiaries or any Macrospace IP Rights, other than any of the foregoing in the ordinary course of business consistent with past practice;
          5.3.5 other than as permitted by Section 5.3.4, enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible providing for payments by Macrospace in excess of Fifteen Thousand Pounds Sterling (£15,000);
          5.3.6 (i) pay any bonus, increased salary or special remuneration or employee benefit to any officer, director, employee or consultant of Macrospace or any of its subsidiaries (except (1) for normal and reasonable salary increases or normal cash bonus payments paid in amounts and at times that are consistent with Macrospace’s past compensation practices and policies, (2) pursuant to existing obligations disclosed in Section 3.17 of the Macrospace Disclosure Letter, and (3) for annual holiday bonuses in an aggregate amount not to exceed Twenty-Five Thousand Pounds (£25,000) or (ii) enter into any employment or consulting agreement (other than with persons who have received but not accepted offer letters from Macrospace as of the Agreement Date, with each such person identified on Schedule 5.3.6 and pursuant to the terms of his or her offer letter as previously disclosed to Sorrent);

          5.3.7 establish any new employee benefit plan, program or arrangement, including but not limited to any pension, savings, health or other insurance, share, share option, stock, stock option, or stock appreciate rights plan or program, or make any change with respect to the senior management or other key personnel of Macrospace (it being understood and agreed that the voluntary, self-initiated resignation or leave of a member of Macrospace’s senior management or other key personnel shall not constitute a change made by Macrospace for the purposes of this Section 5.3.7);
          5.3.8 change any of its accounting methods in any material respect, unless required by changes in United Kingdom generally accepted accounting principles;
          5.3.9 except as otherwise required by Section 5.16, declare, set aside or pay any dividend or other distribution in respect of its shares or any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any of its shares, redeem, repurchase or otherwise acquire any of its shares or any securities convertible or exchangeable for, or any rights, options or warrants to acquire any of its shares, pay or distribute any cash or property to any shareholder or security holder of Macrospace or make any other cash payment to any shareholder or security holder of Macrospace that is not made in the ordinary course of Macrospace’s business consistent with its past practices;
          5.3.10 amend or terminate any Macrospace Material Agreement, or amend or terminate any other agreement, license, lease and/or other contract that is not a Macrospace Material Agreement if the amendment and/or termination of such other agreement, license, lease and/or other contract would reasonably be expected to (either individually or taken together in the aggregate with the amendment or termination of any other agreement, license, lease and/or contract) result in a Material Adverse Change to Macrospace;
          5.3.11 guarantee or act as a surety for any obligation of any third party other than in the course of providing services to Macrospace’s customers in the ordinary course of Macrospace’s business in a manner consistent with its past practices;
          5.3.12 waive or release any material right or claim except in the ordinary course of Macrospace’s business, consistent with Macrospace’s past practice;
          5.3.13 offer, issue, sell, exchange, create or authorize any shares of its capital stock of any class or series or any other debt or equity securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any debt or equity securities that are potentially exchangeable for, or convertible into, any shares of its capital stock;
          5.3.14 subdivide or split or combine or reverse split any of its outstanding shares of its capital stock (share capital) of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;
          5.3.15 merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Sorrent or an affiliate of Sorrent) or enter into any negotiations, discussions or agreement for such purpose;
          5.3.16 amend Macrospace’s Memorandum of Association or Articles of Association;
          5.3.17 license or acquire any Intellectual Property from any third party except for any such license or acquisition in the ordinary course of Macrospace’s business;
          5.3.18 materially change any insurance coverage;
          5.3.19 agree to any audit assessment by any tax authority or file any tax return unless copies of such returns have first been delivered to Sorrent for its review at a reasonable time prior to filing, unless such assessment or filing is immediately due; or
          5.3.20 agree to do any of the things described in the preceding clauses 5.3.1 through 5.3.19.
     5.4 Information for Private Placement Exemptions. Each Macrospace Shareholder shall provide, and verify the accuracy of, all information from it, her or him deemed reasonably necessary by Sorrent and its counsel to establish the availability of an exemption or exemptions from registration under Section 4(2) of the Securities Act and/or Regulation S promulgated under the Securities Act, the exemptions from any applicable registration requirements of securities law of England (including, but not limited to, the Financial Services and Markets Act 2000), and exemptions from the qualification/registration requirements of any other applicable state “blue sky” securities laws for the issuance of Sorrent Common Stock to such Macrospace Shareholder in connection with the Exchange. Each Macrospace Shareholder will use its, hers or his commercially reasonable efforts to assist Sorrent to the extent necessary to comply with the securities and “blue sky” laws of all jurisdictions which are applicable with respect to such Macrospace Shareholder in connection with the Exchange.
     5.5 Securities Restrictions. Each Macrospace Shareholder covenants that it, she or he:
          5.5.1 will not, during the one-year period beginning on the Closing Date (the “Restricted Period”) (as stated in the legend set forth on any certificate representing the Sorrent Shares), offer or sell any of the foregoing securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person or other than in accordance with Regulation S;
          5.5.2 will not, during the applicable Restricted Period, offer, sell, pledge or otherwise transfer any of the Sorrent Shares to a non-U.S. Person outside of the United States unless such person makes representations, warranties and agreements substantially similar to those in Sections 3.1.8, 3.1.9 and 3.1.10 of this Agreement for the benefit of Sorrent; and
          5.5.3 will, after the expiration of the applicable Restricted Period, offer, sell, pledge or otherwise transfer any of the Sorrent Shares (or create or maintain any derivative position equivalent thereto) only pursuant to registration under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws.

     5.6 No Registration. Each Macrospace Shareholder acknowledges and agrees that Sorrent shall not register the transfer of the Sorrent Shares in violation of these restrictions.
     5.7 Lock Up. Each Macrospace Shareholder acknowledges and agrees that it shall not, to the extent requested by Sorrent or an underwriter of securities of Sorrent in connection with an initial public offering of Sorrent, sell or otherwise transfer or dispose of any Sorrent Shares then owned by such Macrospace Shareholder for up to one hundred and eighty (180) days following the effective date of any registration statement of Sorrent filed under the Securities Act; provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.. Shareholder further agrees to enter into any agreement reasonably required by Sorrent or an underwriter to effect the foregoing. Prior to the initial public offering of Sorrent, each person (other than Sorrent) to whom any Sorrent Shares are transferred must, as a condition precedent to the validity of such transfer, acknowledge in writing to Sorrent that such person is bound by the provisions of this Section 5.7.
     5.8 Confidentiality. Each Macrospace Shareholder shall hold any information regarding this Agreement and the Exchange in strict confidence and shall not divulge any such information to any third person other than (i) in accordance with a judicial or other governmental order or as required by applicable law or (ii) to an agent, representative, advisor, employee or consultant of such Macrospace Shareholder subject to confidentiality obligations on a need-to-know basis until such time as the Exchange has been publicly disclosed by Sorrent.
     5.9 Regulatory Approvals. Each Macrospace Shareholder will, and, when appropriate, each Founder will use his, her or its commercially reasonable efforts to cause Macrospace to, promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any relevant Governmental Authority which may be reasonably required from such Macrospace Shareholder or from Macrospace, as applicable, or which Sorrent may reasonably request, in connection with the consummation of the Exchange or any other transactions contemplated by this Agreement or any Macrospace Shareholder Ancillary Agreement to which such Macrospace Shareholder is a party. Each Macrospace Shareholder will use his, her or its commercially reasonable efforts to promptly obtain, to cooperate with Sorrent to promptly obtain, all such authorizations, approvals and consents relating to such Macrospace Shareholder. Each Founder will use his commercially reasonable efforts to cause Macrospace to promptly obtain, to cooperate with Sorrent to promptly obtain, all such authorizations, approvals and consents relating to Macrospace.
     5.10 Necessary Consents. Each Founder will in good faith use his, her or its commercially reasonable efforts to promptly obtain, or to cause Macrospace to obtain, the written consents of third parties set forth on Schedule 5.10, give notices to third parties and take such other actions as are reasonably necessary in addition to those set forth in the other Sections of this Article 5 in order to effect the consummation of the Exchange and the other transactions contemplated by this Agreement, to enable Sorrent to carry on Macrospace’s business immediately after the Closing Date as conducted prior to the Closing Date and to keep in effect and avoid the breach, violation of, or termination of, any Macrospace Material Agreement.
     5.11 Litigation. Each Founder will notify Sorrent in writing promptly after first receiving written notice of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against Macrospace or any of its subsidiaries or known by him to be overtly threatened against Macrospace or any of its subsidiaries or any of their officers, company secretary, directors, employees or shareholders in their capacity as such.
     5.12 No Other Negotiations. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10 or (b) consummation of the Exchange at the Closing (such time period being hereinafter referred to as the “Standstill Period”), each of the Macrospace Shareholders will not authorize, encourage or permit any officer, director, employee, shareholder, affiliate or agent of Macrospace or any other person on such Macrospace Shareholder’s behalf to, and each of the Founders will use his, her or its commercially reasonable efforts not to authorize, encourage or permit any officer, director, employee, shareholder, affiliate or agent of Macrospace or any other person on Macrospace’s behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below); (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding Macrospace or such Macrospace Shareholder to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Sorrent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between such Macrospace Shareholder and any third party that is related to, provides for or concerns any Alternative Transaction. During the Standstill Period identified in the preceding sentence, each Macrospace Shareholder will promptly notify Sorrent orally and in writing of any inquiries or proposals received by such Macrospace Shareholder or its agents regarding any Alternative Transaction and will, identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of Macrospace’s business, assets or Macrospace Stock, whether by way of merger, consolidation, sale of assets, sale of stock (including outstanding stock), stock exchange, tender offer and/or any other form of business combination or (b) any offering, issuance or sale of shares or other securities of Macrospace or any Macrospace subsidiary.
     5.13 Access to Information. Until the earlier of the Closing or the termination of this Agreement in accordance with the provisions of Article 10, the Founders will cause Macrospace to allow Sorrent and its agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Macrospace, including, without limitation, any and all information relating to Macrospace’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The Founders will use all reasonable efforts to cause Macrospace’s accountants to cooperate with Sorrent and its agents in making available all financial information reasonably requested by Sorrent, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     5.14 Satisfaction of Conditions Precedent. Each of the Founders will use his, her or its respective commercially reasonable efforts to promptly satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9 relating to Macrospace, and to cause the Exchange and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement. Each of the Macrospace Shareholders will use his, her or its respective commercially reasonable efforts to promptly satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9 relating to such Macrospace Shareholder, and to cause the Exchange and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.
     5.15 Confidentiality Agreements. Each of the Founders will use his commercially reasonable efforts to cause Macrospace to obtain from each person identified on Schedule 5.15 and any future employee, contractor and consultant of Macrospace who would reasonably be expected to have access to any software, technology, trade secrets or other proprietary works owned or developed by Macrospace, or to any other confidential or proprietary information of Macrospace, its clients and customers and other parties to whom Macrospace has confidentiality obligations, a confidentiality agreement in the form customarily used by Macrospace or a reasonably acceptable form provided by Sorrent, duly executed by such employee, contractor or consultant and delivered to Macrospace.
     5.16 Satisfaction of Obligations to Directors. Except for normal and customary compensation and expense allowances payable to such directors in the ordinary course of Macrospace’s business, prior to the Closing, all loans, debts, obligations or liabilities incurred by Macrospace or any of its subsidiaries to any of its directors, including, without limitation, the loan owed by Macrospace to Shukri Shammas as reflected in the Balance Sheet (the “Shukri Loan”), shall be paid by Macrospace to the extent of available cash held by Macrospace prior to and on the Closing Date.
     5.17 Closing of Exchange. Unless permitted to terminate the Agreement pursuant to Article 10, no Macrospace Shareholder will refuse to effect or procure the effects of the Exchange if, on or before the Closing Date, all the conditions precedent to their obligations to effect the Exchange under Article 8 hereof have been satisfied or waived by them and Sorrent elects to consummate the Exchange.
     5.18 Further Assurances. If, at any time after the Closing, Sorrent considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Exchange or to carry out the purposes of this Agreement at or after the Closing, then Sorrent and each Macrospace Shareholder shall, and, if necessary, the Founders shall cause Macrospace to, obtain, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Exchange and to carry out the purposes and intent of this Agreement, in the name of Macrospace or otherwise, to the extent permitted by law (provided that such actions do not require any Macrospace Shareholder to incur any expense not reimbursed by Sorrent or become subject to any potential liability other than would be the case in the ordinary course of business of Macrospace or such Macrospace Shareholder without giving effect to the Exchange or as specified elsewhere in this Agreement).
     5.19 Stock Power.

          5.19.1 For so long after Closing as he, she or it remains the registered holder of any of the Macrospace Stock, each Macrospace Shareholder shall hold such shares and any distributions of profits or assets in respect of such shares and all other property and rights arising out of or deriving from them on trust and as nominee for Sorrent and shall deal with and dispose of the Macrospace Stock and exercise all rights conferred by him holding such shares as Sorrent directs. Each Macrospace Shareholder hereby appoints Sorrent (or such person as Sorrent may direct) to be his, her, or its attorney (“Attorney”) in his name and on his behalf from the date of Closing to the date on which transfers of the Macrospace Stock held by the relevant Macrospace Shareholder are registered in favour of Sorrent (or as Sorrent may direct) pursuant to this Agreement (“Period”), to vote at meetings of shareholders of Macrospace or any meetings of any class or part thereof and to execute any form or form of acceptance and such other documents as may be necessary in connection with any resolutions put to shareholders of Macrospace (or any class or part thereof) including without limitation, any written resolutions, consents or proxy forms and to make any amendments thereto which the Attorney may in his absolute discretion deem to be necessary on the basis that this appointment shall be on an unconditional and irrevocable basis for the Period. Each Macrospace Shareholder undertakes to ratify and confirm whatever the Attorney shall, in his name or on his behalf, do or purport to do by virtue or in pursuance of this power of attorney.
          5.19.2 Following the Closing, each Macrospace Shareholder hereby irrevocably constitutes and appoints the Escrow Agent as such Macrospace Shareholder’s attorney-in-fact, with full power of substitution, solely for the purpose of transferring such Macrospace Shareholder’s Escrow Shares pursuant to the terms of this Agreement and the Escrow Agreement while in the Escrow Holdback.
ARTICLE 6
SORRENT COVENANTS
     During the period from the Agreement Date until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement in accordance with Article 10 (and after the Closing with respect to those covenants and agreements set forth below that by their terms continue or arise after the Closing) Sorrent covenants and agrees to act as follows:
     6.1 Advice of Changes; Sorrent Updates. Sorrent will promptly advise the Representative in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Sorrent contained in Article 4 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, and (b) Material Adverse Change to Sorrent. After the Agreement Date and until the Closing Date, Sorrent shall deliver to the Representative, on a weekly basis, updates to the Sorrent Disclosure Letter by reference to the facts and circumstances existing at the time of such updated Sorrent Disclosure Letter (which shall set forth appropriate disclosures with respect to representations and warranties that have become, untrue or inaccurate), including an update to be delivered to Macrospace not less than three (3) business days prior to the Closing Date (each such update to the Sorrent Disclosure Letter, a “Sorrent Update”).
     6.2 Maintenance of Business. Sorrent will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, advertisers, suppliers, employees, users of Sorrent’s services and others with whom Sorrent has contractual relations in substantially the same manner as it has prior to the Agreement Date. If there develops, to Sorrent’s knowledge, a material deterioration in the relationship with any key customer, key supplier or key employee, Sorrent will promptly bring such information to the attention of the Representative in writing and, if requested by the Representative, will exert commercially reasonable efforts to restore the relationship as promptly as practicable.
     6.3 Conduct of Capitalization Matters. Sorrent will continue to conduct its business and maintain its business relationships in the ordinary course from the Agreement Date until the Closing, and neither Sorrent nor any of its subsidiaries will, from the Agreement Date until the Closing, without the prior written consent and approval of the Representative:
          6.3.1 declare, set aside or pay any dividend or other distribution in respect of its shares or any securities convertible or exchangeable for, or any rights, options or warrants to acquire any of its shares, redeem, repurchase or otherwise acquire any of its shares or any securities convertible or exchangeable for, or any rights, options or warrants to acquire any of its shares, pay or distribute any cash or property to any shareholder or security holder of Sorrent or make any other cash payment to any shareholder or security holder of Sorrent that is not made in the ordinary course of Sorrent’s business consistent with its past practices;
          6.3.2 subdivide or split or combine or reverse split any of its outstanding share capital of any class or series or enter into any recapitalization affecting the number of outstanding shares of any class or series or affecting any other of its securities, except to the extent such split or recapitalization is a Capital Change;
          6.3.3 except as required by this Agreement, amend Sorrent’s Articles of Incorporation;
          6.3.4 agree to do any of the things described in the preceding clauses 6.3.1 through 6.3.3.
     6.4 Regulatory Approvals. Sorrent will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which, the Founders, the Macrospace Shareholders or the Representative may reasonably request, in connection with the consummation of the Exchange or any other transactions contemplated by this Agreement or any Sorrent Ancillary Agreement. Sorrent will use its commercially reasonable efforts to promptly obtain, and to cooperate with Macrospace and the Macrospace Shareholders to promptly obtain, all such authorizations, approvals and consents.
     6.5 Necessary Consents. Sorrent will promptly obtain such written consents set forth on Schedule 6.5, and such waivers, releases and authorizations of third parties, give notices to third parties and take such other actions as are reasonably necessary in addition to those set forth in the other Sections of this Article 6 in order to effect the consummation of the Exchange and the other transactions contemplated by this Agreement and to avoid the breach, violation of, termination of, or adverse change to, any Sorrent Material Agreement.
     6.6 Litigation. Sorrent will notify the Representative in writing promptly after first receiving written notice of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against Sorrent or any of its subsidiaries or, to Sorrent’s knowledge, overtly threatened against Sorrent or any of its subsidiaries or any of their officers, directors, company secretary, employees or shareholders in their capacity as such.
     6.7 Access to Information. Until the earlier of the Closing or the termination of this Agreement in accordance with the provisions of Article 10, at the reasonable request of a Macrospace Shareholder, appropriate Sorrent executive officers will make themselves available at Sorrent’s offices to discuss the Exchange or matters related thereto with the Macrospace Shareholders and to provide certain reasonable due diligence information regarding Sorrent to the Macrospace Shareholders.
     6.8 Satisfaction of Conditions Precedent. Sorrent will use commercially reasonable efforts to promptly satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 8, and to cause the Exchange and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.
     6.9 Securities Laws. Sorrent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Exchange.
     6.10 Closing of Exchange. Unless permitted to terminate the Agreement pursuant to Article 10, Sorrent will not refuse to effect the Exchange if, on or before the Closing Date, all the conditions precedent to Sorrent’s obligations to effect the Exchange under Article 9 hereof have been satisfied or waived by Sorrent and the Macrospace Shareholders elect to consummate the Exchange.
     6.11 Certificate of Amendment. Sorrent will promptly file the Certificate of Amendment with the California Secretary of State.
     6.12 Macrospace Employee Option Plan. Sorrent will adopt and maintain a share option plan authorizing the issuance, subject to options, of shares, effective as soon as practicable after the Closing Date for so long as it owns Macrospace or operates the business conducted by Macrospace as of the Closing Date in the United Kingdom and shall make grants of options to the employees of Macrospace as determined by Sorrent in consultation with the Founders, as appropriate. Where commercially reasonable, Sorrent shall adopt a plan which allows either for the grant of options under Chapter 8 of Part 7 of, and Schedule 4 to, the Income Tax (Earnings and Pensions) Act 2003 (CSOP options) or Chapter 9 of Part 7 of, and Schedule 5 to, ITEPA (EMI options). However, nothing in this Clause 6.12 shall oblige Sorrent to make any changes to its bylaws, or any other constitutional document, or to change any rights or restrictions ordinarily attaching to its shares or to change any agreement made between its shareholders.
     6.13 Employee Compensation. Sorrent shall determine each Macrospace employee’s compensation and benefits, including without limitation, equity compensation, which shall be determined and subject to review and adjustment in accordance with Sorrent’s customary practices for similarly situated employees of Sorrent.
     6.14 Director and Officer Indemnification. From and after the Closing Date, Sorrent will fulfill and honor all obligations of Macrospace to those individuals serving as directors or officers prior to the Closing Date pursuant to any indemnification provisions set forth in the Macrospace Memorandum of Association, Articles of Association, or in any agreement set forth on Schedule 6.13 as in effect as of the Agreement Date. To the fullest extent permitted by applicable law, Sorrent shall not make any changes to the constitutional documents or to any agreements of Sorrent or Macrospace that would adversely affect the rights of persons serving as officers or directors of Macrospace as of the Closing Date to claim indemnification under the terms of such constitutional documents or agreements as in effect on the date of this Agreement for acts occurring prior to the Agreement Date, or alter or modify the provisions of such constitutional documents or agreements relating to exculpation of directors and officers.
     6.15 Books and Records. Sorrent shall permit the Representative and the Macrospace Shareholders, at their respective expense, to inspect and make copies of the books and records of Macrospace (insofar as they relate to the operation and business of Macrospace prior to the Closing Date) upon reasonable notice and during normal business hours in order to permit the parties to obtain information relevant to the Exchange and the transactions contemplated by this Agreement and the Macrospace Shareholder Ancillary Agreements for the purposes of preparing such party’s tax returns, responding to a Third-Party Claim (as defined in Section 11.7), and other similar informational needs. In furtherance of the foregoing, Sorrent agrees to maintain such Macrospace books and records for a period of seven (7) years after the Agreement Date.
     6.16 Shukri Loan. To the extent the Shukri Loan remains unpaid by Macrospace at the Closing, Sorrent shall repay such remaining unpaid amount in full within five (5) business days of the Closing Date.
     6.17 Further Assurances. If, at any time after the Closing, any of the Founders or the Representative considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Exchange or to carry out the purposes of this Agreement at or after the Closing, then Sorrent, Macrospace and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Exchange and to carry out the purposes and intent of this Agreement, in the name of Sorrent or otherwise, to the extent permitted by law.
     6.18 Successor Obligations. Sorrent will not merge or consolidate with or transfer or assign all or substantially all of its assets to any other person or entity unless the surviving corporation or transferee assumes the obligations imposed by this Article 6.
ARTICLE 7
CLOSING MATTERS
     7.1 The Closing. Subject to termination of this Agreement as provided in Article 10 below, the closing of the transactions to consummate the Exchange (the “Closing”) will take place at Gibson, Dunn & Crutcher LLP, Telephone House 2-4, Temple Avenue, London, EC4Y OHB United Kingdom within two (2) business days after all of the conditions to Closing set forth in Articles 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such other day as Sorrent and the Representative may mutually agree on (in each case, the “Closing Date”).

     7.2 Exchanges at the Closing.
          7.2.1 Sorrent Deliveries. Subject to the fulfillment (or waiver) of all conditions precedent to Sorrent’s obligation to effect the Closing under Article 9, at the Closing, in consideration and against delivery by each Macrospace Shareholder and Macrospace of all items, documents, agreements and certificates required to be delivered to Sorrent by the Macrospace Shareholders and Macrospace at or before the Closing pursuant to Section 7.2.2 and/or Article 9 hereof, Sorrent (in addition to any other items required by this Agreement to be delivered by Sorrent at or before the Closing) will deliver to
               (a) each holder of Macrospace Preference Shares a cash payment that is payable by Sorrent to such holder pursuant to Section 2.2.1;
               (b) each Macrospace Shareholder, other than the Founders, (i) Sorrent Common Stock certificate(s) representing the Sorrent Common Stock that is issuable by Sorrent to such Macrospace Shareholder pursuant to Section 2.2.2, and (ii) a cash payment that is payable by Sorrent to such Macrospace Shareholder pursuant to Section 2.2.2;
               (c) each Founder, (i) Sorrent Common Stock certificate(s) representing the Sorrent Common Stock that is issuable by Sorrent to such Founder not subject to the Stock Restriction Agreement pursuant to Section 2.2.3(b), (ii) a copy of the Sorrent Common Stock certificates representing the Sorrent Common Stock that is issuable by Sorrent to such Macrospace Shareholder pursuant to Section 2.2.3(a), with the corresponding original certificate to be placed in escrow as provided in the Stock Restriction Agreement, (iii) a duly countersigned Stock Restriction Agreement by and between Sorrent and such Macrospace Shareholder pursuant to Section 2.2.3, (iv) a cash payment that is payable by Sorrent to such Founder pursuant to Section 2.2.3, and (v) two duly executed Loan Note Instruments by Sorrent pursuant to Section 2.2.3;
               (d) the Escrow Agent, certificates of Sorrent Common Stock representing the Escrow Shares and cash equaling the Escrow Funds;
               (e) the parties identified in Section 12.6 and the Expense Certificate, payments of the Expenses due and payable at the Closing, a portion of which Sorrent shall deduct from the Net Cash Payment as provided in Section 12.6;
               (f) First Holdings Limited, the amount due and payable in connection with the Exchange pursuant to the Finders Agreement, a portion of which Sorrent may deduct from the Net Cash Payment as provided in Section 12.6; and
               (g) the respective parties thereto, any items, instruments, documents and agreements required as conditions to consummate the Closing as set forth in Article 8 which have not been previously delivered.
          7.2.2 Macrospace Shareholder Deliveries. Subject to the fulfillment of all conditions precedent to the Macrospace Shareholders’ obligation to effect the Closing under Article 8, at the Closing, each Macrospace Shareholder will deliver to Sorrent (in addition to any other items required by this Agreement to be delivered by the Representative and/or the Macrospace Shareholders at or before the Closing), in consideration and against delivery by Sorrent of all items, documents, agreements and certificates required to be delivered to the Macrospace Shareholders by Sorrent at or before the Closing pursuant to Section 7.2.1 and/or Article 8 hereof: (a) the Macrospace Stock Certificates representing all of the shares of Macrospace Stock owned or held (whether of record or beneficially) by such Macrospace Shareholder; (b) an executed certification of such Macrospace Shareholder on Internal Revenue Service Form W-8BEN that such Macrospace Shareholder is not a “United States person” within the meaning of the Code, where applicable; (c) in the case of each Founder, a duly executed Stock Restriction Agreement by and between Sorrent and such Founder; and (d) any items, instruments, documents and agreements required as conditions to consummate the Closing as set forth in Article 9 which have not been previously delivered.
          7.2.3 Legends. Each Macrospace Shareholder understands and agrees that there will be placed on the certificates evidencing such Sorrent Common Stock and legends as specified below and in the Macrospace Shareholder Ancillary Agreements.
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND THE COMPANY DOES NOT INTEND TO REGISTER THEM. PRIOR TO                      ___, 2005, THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(k) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PURCHASERS OF SHARES PRIOR TO                      ___, 2005, MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) EXCHANGERS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO                      ___, 2005, RESELL THE SECURITIES TO A U.S. PERSON AS DEFINED BY RULE 902(k) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) EXCHANGERS IN THE UNITED STATES.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE MACROSPACE SHAREHOLDERS
     The obligations of the Macrospace Shareholders to consummate the Exchange are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Macrospace Shareholders, but only in writing signed by the

Representative, whose signature on such waiver shall bind all of the Macrospace Shareholders to such waiver):
     8.1 Accuracy of Representations and Warranties. The representations and warranties of Sorrent set forth in Article 4 (as qualified by the Sorrent Disclosure Letter) (a) that are qualified as to materiality will be true and correct on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing, and (b) that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing (except for any such representation or warranty that, by the express terms of such representation or warranty as set forth in a specific subsection of Section 3.1, speaks only as of a specific date or dates, in which case such representation and warranty shall be true and correct on and as of such specified date or dates), and the Representative will have received a certificate to such effect executed by Sorrent; provided, however, that no inaccuracy of a representation or warranty of Sorrent which directly, proximately and foreseeably results from Sorrent taking any actions which Sorrent is expressly required or expressly authorized to take pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis for the failure of the condition set forth in this Section 8.1.
     8.2 Covenants. Sorrent will have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Sorrent on or before the Closing), and the Representative will have received a certificate to such effect signed by an officer of Sorrent.
     8.3 No Material Adverse Change. There will not have been any Material Adverse Change of Sorrent, and the Representative will have received a certificate to such effect signed by an officer of Sorrent.
     8.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be overtly threatened or pending with the reasonably possible effect of enjoining or preventing the consummation of the Exchange or any of the other material transactions contemplated by this Agreement. There will not be issued, enacted, adopted, or threatened in writing by any third party (including but not limited to any Governmental Authority), any order, decree, temporary, preliminary or permanent injunction or restraining order, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any court, arbitrator, Governmental Authority or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or involves a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Exchange or any other material transaction contemplated by this Agreement.
     8.5 Government Consents. There will have been obtained at or prior to the Closing Date any Governmental Permits, and there will have been taken all such other actions as may be required to lawfully consummate the Exchange and all other material transactions contemplated by this Agreement by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken as may be required to lawfully consummate the Exchange and all other material transactions contemplated by this Agreement, including but not limited to satisfaction of all requirements under applicable United Kingdom, European Union, U.S. federal, state and foreign securities laws; and clearances by the United Kingdom Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act, 1992 and Section 707 of the Income and Corporation Taxes Act, 1988. The Representative will have received a copy of any such Governmental Permits.
     8.6 Escrow Agreement. Sorrent, the Escrow Agent and the Representative shall have executed and delivered the Escrow Agreement.
     8.6.1 Sorrent Approval. All approvals of Sorrent’s Board of Directors reasonably necessary for the performance of the transactions contemplated by this Agreement and the Sorrent Shareholder Approval shall have been obtained, and the Representative will have received a certificate executed by an officer of Sorrent certifying as to their receipt.
     8.7 Consents. The Representative will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates required to be obtained by Sorrent by this Agreement (including without limitation those set forth in Schedule 6.5).
     8.8 Refusal Rights Released. Any and all options, rights of refusal, rights of pre-emption or similar rights to purchase the Sorrent Shares (whether held by any of the shareholders of Sorrent or any third party, and whether arising under Sorrent’s Articles of Incorporation, agreement or otherwise) shall have been duly and validly waived and released in connection with the Exchange by any and all parties who hold such rights, and Sorrent shall each deliver a copy of any such necessary waiver or release to the Representative at the Closing.
     8.9 Certificate of Amendment. Sorrent shall have delivered to the Representative a certified copy of the Certificate of Amendment evidencing that the Certificate of Amendment has been filed with the California Secretary of State.
     8.10 Key Employee Offer Letters. Sorrent shall have executed and delivered to each Key Employee an Offer Letter, with each such Offer Letter being effective and in full force as of the Closing.
     8.11 Sorrent Voting Agreement; Macrospace Shareholders Voting Agreement. Sorrent shall have delivered to each Macrospace Shareholder entering into the Macrospace Voting Agreement and the Instruments of Adherence to the Sorrent Voting Agreement, a duly executed copy of each such agreement.
     8.12 Stock Restriction Agreement; Non-Competition Agreement. Sorrent shall have delivered to each Founder and Key Employee, as applicable, a duly executed copy of each Stock Restriction Agreement and Non-Competition Agreement entered into by the Founders and other Key Employees, as applicable.
     8.13 Delivery of Sorrent Stock Certificates and Cash Consideration. Sorrent shall have delivered to each of the Macrospace Shareholders all of the Sorrent Stock Certificates and cash consideration to satisfy Sorrent’s obligations pursuant to Article 2 after giving effect to the Expense Deduction as provided in Section 12.6.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF SORRENT
     The obligations of Sorrent to consummate the Exchange are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Sorrent, but only in writing signed by Sorrent):
     9.1 Accuracy of Representations and Warranties.
          9.1.1 Macrospace Shareholder Representations. The representations and warranties of the Macrospace Shareholders set forth in Section 3.1 of Article 3 (as qualified by the Macrospace Disclosure Letter) (a) that are qualified as to materiality will be true and correct on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing, and (b) that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing (except for any such representation or warranty that, by the express terms of such representation or warranty as set forth in a specific subsection of Section 3.1, speaks only as of a specific date or dates, in which case such representation and warranty shall be true and correct on and as of such specified date or dates), and Sorrent will have received a certificate to such effect executed by the Representative; provided, however, that no inaccuracy of a representation or warranty of the Macrospace Shareholders which directly, proximately and foreseeably results from a Macrospace Shareholder taking any actions which such Macrospace Shareholder is expressly required or expressly authorized to take pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis for the failure of the condition set forth in this Section 9.1.
          9.1.2 No Breach Constituting a Material Adverse Change. There shall have been no inaccuracy, misrepresentation or untruth in the representations and warranties of the Macrospace Shareholders set forth in Sections 3.2 through 3.24 of Article 3 (as qualified by the Macrospace Disclosure Letter) that individually or in the aggregate (together with any events, facts or circumstances disclosed in the Macrospace Update(s)) constitute a Material Adverse Change to Macrospace that have not been cured and shall be continuing after thirty (30) days following written notice thereof delivered by Sorrent (or such shorter time period ending on the Termination Right Date if such thirty (30) day cure period would extend past the Termination Right Date); provided, however, that no inaccuracy of a representation or warranty of the Macrospace Shareholders which directly, proximately and foreseeably results from a Macrospace Shareholder or Founder taking any actions which such Macrospace Shareholder or Founder, as applicable, is expressly required or expressly authorized to take pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis for the failure of the condition set forth in this Section 9.1.
     9.2 Covenants. The Macrospace Shareholders and the Founders will have performed and complied in all material respects with all of their covenants contained in Article 5 on or before the Closing, and Sorrent will have received a certificate to such effect signed by the Representative and a Founder.
     9.3 No Material Adverse Change. There will not have been any Material Adverse Change of Macrospace, and Sorrent will have received a certificate to such effect signed by the Representative.

     9.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be overtly threatened or pending with the reasonably possible effect of enjoining or preventing the consummation of the Exchange or any of the other material transactions contemplated by this Agreement. There will not be issued, enacted, adopted or threatened in writing by any third party (including but not limited to any Governmental Authority), any order, decree, temporary, preliminary or permanent injunction or restraining order, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, Governmental Authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes material limitations on (or is reasonably expected to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose material limitations on): (i) the Exchange or any other material transaction contemplated by this Agreement; or (ii) Sorrent’s right (or the right of any Sorrent subsidiary) to own, and operate the business conducted by Macrospace as of the Agreement Date) on or after the Closing Date.
     9.5 Government Consents. There will have been obtained at or prior to the Closing Date any Governmental Permits, and there will have been taken all such other actions as may be required to lawfully consummate the Exchange and all other material transactions contemplated by this Agreement by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken as may be required to lawfully consummate the Exchange and all other material transactions contemplated by this Agreement, including but not limited to requirements under applicable U.S. federal, state and foreign securities laws, and satisfaction of all requirements under applicable United Kingdom, European Union, U.S. federal, state and foreign securities laws; and clearances by the United Kingdom Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act, 1992 and Section 707 of the Income and Corporation Taxes Act, 1988. Sorrent will have received a copy of any such Governmental Permits.
     9.6 Consents. Sorrent will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates required to be obtained by the Macrospace Shareholders by this Agreement (including without limitation those set forth in Schedule 5.10).
     9.7 Requisite Approvals. The execution and delivery and performance of this Agreement and the Macrospace Shareholder Ancillary Agreements to which it is a party by the Macrospace Shareholders and the performance by the Macrospace Shareholders of all their obligations thereunder and the waiver and release by the Macrospace Shareholders of any rights of first refusal or similar rights held by the Macrospace Shareholders to purchase or otherwise acquire any of the shares of Macrospace Stock to be sold and transferred to Sorrent pursuant to this Agreement in connection with the Exchange shall each have been duly and validly authorized, approved and adopted by each Macrospace Shareholder’s Board of Directors (if such Macrospace Shareholder is not an individual), but only as and to the extent required by applicable law and such Macrospace Shareholder’s Memorandum of Association or Articles of Association.
     9.8 Refusal Rights Released. Any and all options, rights of refusal, rights of pre-emption or similar rights to purchase the Macrospace Stock to be sold by any Macrospace Shareholder to Sorrent pursuant to this Agreement (whether held by any of the shareholders of Macrospace or any third party, and whether arising under its Memorandum of Association, Articles of Association, agreement or otherwise) shall have been duly and validly waived and released in connection with the Exchange by any and all parties who hold such rights, and the Representative shall deliver a copy of any such necessary waiver or release to Sorrent at the Closing.
     9.9 Sorrent Voting Agreement; Macrospace Shareholders Voting Agreement. Sorrent shall have received an executed Instrument of Adherence to the Sorrent Voting Agreement and an executed Macrospace Shareholders Voting Agreement from the holders of at least ninety percent (90%) of the Macrospace Ordinary Shares.
     9.10 Escrow Agreement. The Escrow Agent and the Representative shall have executed and delivered to Sorrent the Escrow Agreement.
     9.11 Continued Employment of Macrospace Key Employees. Each of the Key Employees shall have continued to be employed as full-time employees of Macrospace at all times from the Agreement Date through the Closing Date and shall have executed and delivered to Sorrent an Offer Letter, with such Offer Letters being effective and in full force as of the Closing.
     9.12 Non-Competition Agreement. Each of the Founders shall have signed and delivered to Sorrent a Non-Competition Agreement effective as of the Closing.
     9.13 Resignation of Directors. Except for Shukri Shammas and Tareq Naqib, the directors of Macrospace in office immediately prior to the Closing will have resigned as directors of Macrospace in writing effective as of the Closing.
     9.14 Certificate of Amendment. Sorrent shall have received a certified copy of the Certificate of Amendment evidencing that the Certificate of Amendment has been filed with the California Secretary of State.
     9.15 Delivery of Macrospace Stock Certificates. Each of the Macrospace Shareholders shall have delivered to Sorrent the Macrospace Stock Certificates representing all of the issued and outstanding shares of Macrospace Stock. If any Macrospace Stock Certificate shall have been lost, stolen or destroyed, Sorrent shall issue in exchange therefor, upon the making of an affidavit of that fact by the record holder thereof, the consideration as may be required pursuant to Section 2.2; provided, however, that Sorrent may, in its sole and absolute discretion, require the delivery of a reasonable bond or indemnity.
     9.16 Positive Net Working Capital. Macrospace shall have positive Net Working Capital as of the Closing Date.
     9.17 Domain Names. Shukri Shammas shall have transferred, and Macrospace shall own, all domain names identified on Schedule 3.14.7 of the Macrospace Disclosure Letter as being owned by Shukri Shammas.
     9.18 Option Exercise Notices. Sorrent shall have received duly executed Option Exercise Notices, executed by each of the Option Holders.
     9.19 Expense Certificate. Sorrent shall have received, at least two days prior to the Closing Date, a certificate executed by the Representative (the “Expense Certificate”) setting forth

(a) the legal fees and expenses incurred by any counsel acting for the Macrospace Shareholders (including Gibson, Dunn & Crutcher LLP) in connection with or related to this Agreement, the agreements and other documents referenced herein, or the transactions contemplated hereby or thereby and a reasonable, good faith estimate of such fees expected to be incurred in connection with such matters after the Closing (the “Legal Expenses”) (specifying the amounts owed to each such counsel), (b) the amount due and payable by Macrospace to First Holdings Limited pursuant to the Finders Agreement (the “Finders Fee” and together with the Legal Expenses, the “Expenses”) and the amount of any related deduction pursuant to Section 12.6, (c) the wire transfer instructions for each party owed Expenses, and (d) the aggregate amount of the Expense Deduction.
     9.20 Schedule of Macrospace Shareholders. If any changes have occurred in the information contained on Exhibit A, Sorrent shall have received a certificate executed by the Representative certifying to a revised Exhibit A and that such revised Exhibit A is true and correct as of the Closing Date and should be treated as Exhibit A as of, and following, the Closing Date.
     9.21 Representative Agreement. Sorrent shall have received a duly executed copy of the Representative Agreement between Shukri Shammas and each of the Macrospace Shareholders, dated as of the Agreement Date (the “Representative Agreement”).
     9.22 Audited Financial Statements. Sorrent shall have received an (i) audited balance sheets of Macrospace dated May 31, 2004 (the “Audited Balance Sheet”) and (ii) audited income statements and statements of cash flows for the years ended May 31, 2004 (collectively, the “Audited Financial Statements”), and the net assets listed on the Balance Sheet shall not exceed the net assets listed on the Audited Balance Sheet by Fifty Thousand Pounds Sterling (£50,000) or more. The Audited Financial Statements and the Audited Balance Sheet shall constitute a Macrospace Update (as provided in Section 5.1) and shall update and supercede the Macrospace Financial Statements and the Balance Sheet. Without limiting the generality of the foregoing, the Macrospace Shareholders shall not be deemed to have breached the representations and warranties in Section 3.8 with respect to the Macrospace Financial Statements and the Balance Sheet unless the Audited Financial Statements and the Audited Balance Sheet shall reflect a Material Adverse Change of Macrospace.
ARTICLE 10
TERMINATION OF AGREEMENT
     10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Sorrent and the Representative.
     10.2 Unilateral Termination.
          10.2.1 Either Sorrent or the Representative, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange.
          10.2.2 Sorrent, by giving written notice to the Representative, may terminate this Agreement if the Exchange shall not have been consummated by midnight Pacific Time on the Termination Right Date; provided, however, that Sorrent’s right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to Sorrent if its failure to perform in any material respect any of its obligations or covenants under this Agreement is the primary cause of the failure of any condition set forth in Article 9.
          10.2.3 The Representative (on behalf of the Macrospace Shareholders), by giving written notice to Sorrent, may terminate this Agreement if the Exchange shall not have been consummated by midnight Pacific Time on the Termination Right Date; provided, however, provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.3 shall not be available if the failure of a Founder or any Macrospace Shareholder to perform in any material respect any of its, his or her respective obligations or covenants under this Agreement is the primary cause of the failure of any condition set forth in Article 8.
          10.2.4 Sorrent may terminate this Agreement at any time prior to the Closing if a Founder or a Macrospace Shareholder has committed a material breach of any of its, her or his respective covenants relating to Macrospace under Article 5, and has not cured such material breach of his respective covenants within thirty (30) days after Sorrent has given the Founder and the Representative written notice of the material breach describing with reasonable specificity the nature of its basis for and Sorrent’s intention to terminate this Agreement pursuant to this Section 10.2.4 (or such shorter time period ending on the Termination Date if such thirty (30) day cure period would extend past the Termination Date).
          10.2.5 The Representative may terminate this Agreement at any time prior to the Closing if Sorrent has committed a material breach of any of its covenants under Article 6, and has not cured such material breach of its covenants within thirty (30) days after the Representative has given Sorrent written notice of the material breach describing with reasonable specificity the nature of its basis for and its intention to terminate this Agreement pursuant to this Section 10.2.5 (or such shorter time period ending on the Termination Date if such thirty (30) day cure period would extend past the Termination Date).
          10.2.6 Sorrent may terminate this Agreement at any time prior to the Closing if any Macrospace Shareholder has committed a material breach of any of its, his or her representations and warranties under Section 3.1 of Article 3 (or if there is anything which occurs which would result in such a breach of such representations and warranties) that materially adversely effects Sorrent’s ability to consummate the Exchange, and has not cured such material breach of its, his or her respective representations and warranties within thirty (30) days after Sorrent has given the Representative written notice of the material breach and Sorrent’s intention to terminate this Agreement pursuant to this Section 10.2.6 (or such shorter time period ending on the Termination Right Date if such thirty (30) day cure period would extend past the Termination Right Date); provided that Sorrent has not breached any of its representations and warranties or obligations or covenants hereunder in any material respect; provided, however, that no inaccuracy of a representation or warranty of the Macrospace Shareholders which directly, proximately and foreseeably results from a Macrospace Shareholder taking any actions which such Macrospace Shareholder is expressly required or expressly authorized to take pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis of a termination right hereunder.
          10.2.7 The Representative may terminate this Agreement at any time prior to the Closing if Sorrent has committed a material breach of any of its representations and warranties under Article 4 (or if there is anything which occurs which would result in such a breach of such representations and warranties), and has not cured such material breach of its, his or her restrictive covenants within thirty (30) days after the Representative has given Sorrent written notice of the material breach and Sorrent’s intention to terminate this Agreement pursuant to this Section 10.2.7 (or such shorter time period ending on the Termination Right Date if such thirty (30) day cure period would extend past the Termination Right Date); provided that the Macrospace Shareholders have not breached any of its representations and warranties or obligations or covenants hereunder in any material respect;
          10.2.8 Sorrent may terminate this Agreement at any time prior to the Closing if there shall have been an inaccuracy, misrepresentation or untruth in the representations and warranties of the Macrospace Shareholders set forth in Sections 3.2 though 3.24 of Article 3 (as qualified by the Macrospace Disclosure Letter) that individually or in the aggregate (together with any events, facts or circumstances disclosed in the Macrospace Update(s)) constitute a Material Adverse Change to Macrospace; provided, however, that Sorrent shall not be entitled to so terminate this Agreement unless it first provides written notice to the Representative, describing with reasonable specificity the nature of its basis and intention to terminate this Agreement pursuant to this Section 10.2.8, and the Founders or the Macrospace Shareholders have not cured such Material Adverse Change within thirty (30) days after Sorrent has given the Representative such written notice (or such shorter time period ending on the Termination Date if such thirty (30) day cure period would extend past the Termination Date). Notwithstanding the above, no inaccuracy of a representation or warranty of the Macrospace Shareholders which directly, proximately and foreseeably results from a Macrospace Shareholder or Founder taking any actions which such Macrospace Shareholder or Founder, as applicable, is expressly required or expressly authorized to take pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis of a termination right hereunder.
          10.2.9 The Representative may terminate this Agreement at any time prior to the Closing if there shall have been an inaccuracy, misrepresentation or untruth in the representations and warranties of Sorrent set forth in Article 4 (as qualified by the Sorrent Disclosure Letter) that individually or in the aggregate (together with any events, facts or circumstances disclosed in the Sorrent Update(s)) constitute a Material Adverse Change to Sorrent; provided, however, that the Representative shall not be entitled to so terminate this Agreement unless it first provides written notice to Sorrent, describing with reasonable specificity the nature of its basis and intention to terminate this Agreement pursuant to this Section 10.2.9, and Sorrent has not cured such Material Adverse Change within thirty (30) days after the Representative has given Sorrent such written notice (or such shorter time period ending on the Termination Date if such thirty (30) day cure period would extend past the Termination Date).
     10.3 Automatic Termination. This Agreement shall automatically terminate without any action by the parties on March 31, 2005 if the Closing has not occurred by such date.
     10.4 No Liability for Termination. Termination of this Agreement (the “Terminating Party”) in accordance with the provisions of this Article 10 will not give rise to any obligation or liability on the part of any party on account of such termination. Notwithstanding the foregoing, no party shall be relieved from any liability to any other party hereto arising from, or Damages incurred by any other party hereto as a result of, such first party failing to consummate the transactions contemplated by this Agreement in circumstances when such first party was obligated to do so.
ARTICLE 11
INDEMNIFICATION
     11.1 Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement pursuant to Article 10, and (b) the date that is eighteen (18) months following the Closing Date (the “Release Date”); provided, however, that, notwithstanding any provision in this Agreement to the contrary, any Indemnified Person shall be entitled to seek recovery of Damages for fraud, fraudulent concealment and intentional misrepresentation (“Fraud Claims”) or Damages arising out of the matters described in Section 11.2.1 relating to a breach of Section 3.1.1, Section 11.2.3 and Section 11.3.2, until the expiration of the applicable statute of limitations for any such claim (any such claims subject to this proviso being referred to as the “Statute of Limitations Claims”). Notwithstanding the indemnification obligations of this Article 11, the parties acknowledge their obligations under existing laws (and as such laws may evolve) to mitigate Damages for which they may have a right to be indemnified for pursuant to this Article 11.
     11.2 Macrospace Shareholders Indemnification Obligations. Subject to the provisions and limitations set forth in this Article 11, each Macrospace Shareholder (each, and the Representative on behalf of any Macrospace Shareholder, a “Macrospace Indemnifying Person”), shall indemnify, defend and hold harmless Sorrent and its officers, directors, agents, representatives, shareholders and employees, and assigns and successors (collectively, the “Sorrent Indemnified Persons” and each individually, a “Sorrent Indemnified Person”):
          (A) severally and individually (and not with respect to any other Macrospace Shareholder), from and against any Damages directly incurred or paid in connection with or resulting from or arising out of:
          11.2.1 any inaccuracy, misrepresentation or untruth in any representation or warranty of any Macrospace Shareholder contained in Section 3.1 of this Agreement and the Macrospace Shareholder Ancillary Agreements; and
          (B) severally and not jointly on a pro rata basis based upon such Macrospace Shareholder’s Pro Rata Share, from and against any Damages directly incurred or paid in connection with or resulting from or arising out of:
          11.2.2 any inaccuracy, misrepresentation or untruth in any representation or warranty of any Macrospace Shareholder contained in Sections 3.2 through 3.24 (other than as specified in Section 11.2.3), as modified by the Macrospace Disclosure Letter and the Macrospace Update(s), at and as of the Closing Date;
          11.2.3 any inaccuracy, misrepresentation or untruth in any representation or warranty of any Macrospace Shareholder contained in Sections 3.3 (subsidiaries), 3.4

(capitalization) or 3.7 (taxes), as modified by the Macrospace Disclosure Letter and the Macrospace Update(s), at and as of the Closing Date;
          11.2.4 any breach of, or default in, any covenant of such Macrospace Shareholder or a Founder to be performed prior to the Closing contained in this Agreement and the Macrospace Shareholder Ancillary Agreements; provided, however, if this Agreement is terminated prior to the Closing pursuant to Article 10, then the Macrospace Shareholders shall not be liable for any Damages caused by any breach of, or default in, any covenant set forth in Article 5 (other than Section 5.12) of this Agreement;
          11.2.5 any failure of Macrospace to make a notification to the Office of the Information Commissioner pursuant to the Data Protection Act 1988;
          11.2.6 any failure of Macrospace to comply with the Welfare Reform and Pensions Act 1999; and
          11.2.7 any failure of Macrospace to hold an annual general meeting in compliance with the Companies Act;
          provided, however, that, in clarification of the foregoing and subject to the provisions and limitations set forth in this Article 11, each Macrospace Shareholder shall individually and severally indemnify, defend and hold harmless the Sorrent Indemnified Persons from and against any Damages directly incurred or paid in connection with or resulting from or arising out of: (a) any inaccuracy, misrepresentation or untruth in any representation or warranty regarding such Macrospace Shareholder (and no other Macrospace Shareholder) set forth in Section 3.1 or (b) any breach of, or default in, any respective covenant of such Macrospace Shareholder (and no other Macrospace Shareholder) to be performed by such Macrospace Shareholder (except for performance by a Founder in relation to Macrospace) prior to the Closing contained in this Agreement (in each case, a “Shareholder Specific Breach”).
     11.3 Sorrent Indemnification Obligations. Subject to the provisions and limitations set forth in this Article 11, Sorrent shall indemnify, defend and hold harmless the Macrospace Shareholders and Macrospace’s officers, directors, agents, representatives, employees, and assigns (collectively, the “Macrospace Indemnified Persons” and each individually, a “Macrospace Indemnified Person,” and collectively with the Sorrent Indemnified Persons, as applicable under the circumstances, the “Indemnified Persons”) from and against any Damages directly incurred or paid in connection with or resulting from or arising out of:
          11.3.1 any inaccuracy, misrepresentation or untruth in any representation or warranty set forth in Article 4 (other than as specified in Section 11.3.2) and in any Sorrent Ancillary Agreement;
          11.3.2 any inaccuracy, misrepresentation or untruth in any representation or warranty of Sorrent contained in Sections 4.2 (authorization), 4.3 (capitalization) and 4.5 (validity of shares), as modified by the Sorrent Disclosure Letter and the Sorrent Updates, at and as of the Closing Date;

          11.3.3 any breach of, or default in, any covenant of Sorrent to be performed prior to the Closing contained in this Agreement and the Sorrent Ancillary Agreements;
          11.3.4 any stamp duty or other tax which may become due by reason of any transfer or recordation of the Macrospace Stock transferred in the Exchange; and
          11.3.5 any taxes or other amounts that any Macrospace Shareholder is or will be required to pay as a result of an election pursuant to Section 338(d)(3) of the Code (a “Section 338 Election”) by Sorrent (and, Sorrent shall not have a claim for or right to indemnification pursuant to this Article 11 or otherwise as a result of any consequences arising from a Section 338 Election).
     11.4 Limitation on Liability.
          11.4.1 Prior to the Closing, if this Agreement is terminated pursuant to Article 10, then no Macrospace Shareholder shall be liable for any Damages caused by any material breach of, or default in, any representations or warranties set forth in Article 3 (other than Section 3.1) or covenants set forth in Article 5 (other than Section 5.12). If the Agreement is terminated pursuant to Article 10 for any material breach of, or default of, any representations or warranties set forth in Section 3.1 or covenants set forth in Section 5.12, then only such Macrospace Shareholder(s) that have committed or caused such breach shall be liable for any indemnifiable Damages, and no other Macrospace Shareholder.
          11.4.2 From and after the Closing, except for Fraud Claims and claims of the types described in Section 11.2.3, the aggregate liability of the Macrospace Shareholders for any and all Damages directly incurred or paid in connection with or resulting from or arising out of this Agreement shall be limited to the Escrow Holdback. From and after the Closing, for claims of the types described in Section 11.2.1 with respect to matters relating to Section 3.1.1 and 11.2.3, the aggregate liability of any Macrospace Shareholder for any and all Damages directly incurred or paid or in connection with or resulting from or arising out of this Agreement shall be limited to the pro rata consideration paid by Sorrent to such Macrospace Shareholder. From and after the Closing, except for Fraud Claims and claims of the types described in Section 11.3.2 the liability of Sorrent for any and all Damages directly incurred or paid in connection with or resulting from or arising out of this Agreement, shall be limited to a maximum dollar amount that is equal to the sum of Five Hundred Thousand United States Dollars (US $500,000) plus twenty-five percent (25%) of the Sorrent Common Stock issued to the Macrospace Shareholders, valued in accordance with Section 11.14.
     11.5 Threshold. No party shall be entitled to indemnification hereunder for any Damages until the aggregate amount of all Damages under all Claims made by such party shall exceed One Hundred Fifty Thousand United States Dollars (US $150,000) (the “Threshold”), at which time Damages subject to indemnification hereunder shall be paid in their entirety, including the amount of the Threshold, up to the appropriate limit as set forth in this Article 11; provided, however, that any Fraud Claims, and claims of the types described in Sections 11.2.1 with respect to a breach of Section 3.1.1, 11.2.3, 11.3.2, 11.3.4 and 11.3.5 above shall be indemnifiable in full without regard to the Threshold.
     11.6 Appointment of Representative. Each Macrospace Shareholder approves the designation of and designates Shukri Shammas, as the Representative and as the attorney-in-fact and agent for and on behalf of each Macrospace Shareholder with respect to claims for indemnification under this Article 11 (except as noted herein) and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, as set forth in the Representative Agreement. Notwithstanding the foregoing, the Representative shall not be authorized to represent any party pursuant to this Section 11.6 in the absence of any other agreement to the contrary, in the event and Sorrent shall make any Claim by a Sorrent Indemnified Person against a Macrospace Shareholder that arises out of a Shareholder Specific Breach. Each Macrospace Shareholder further agrees to be bound by all of the provisions of the Escrow Agreement, including without limitation the provisions thereof relating to the limitation of liability of the Escrow Agent and the Representative, the assertion of claims and the resolutions of disputes, to the same extent as though it were a party to such agreement.
     11.7 Notice of Claim. “Claim” means a claim for indemnification of any Indemnified Person for Damages under this Article 11, and includes a Third Party Claim. An Indemnified Person shall give written notice of a Claim executed, if not an individual, by an officer of Sorrent (in the case of a Sorrent Indemnified Person), or by the Representative (in the case of a Macrospace Indemnified Person), as applicable (a “Notice of Claim”), whether for its own Damages, for Damages incurred by another Indemnified Person or otherwise (the party which is the subject of the Claim, be it a Macrospace Indemnifying Person pursuant to Section 11.2 or Sorrent pursuant to Section 11.3, shall be referred to as the “Indemnifying Person”). If the Notice of Claim is delivered by a Sorrent Indemnified Person before the Release Date, such Notice of Claim shall also be delivered to the Escrow Agent. In seeking indemnification, the Indemnified Person shall deliver a Notice of Claim based on, arising from, relating to or caused by: (i) indemnifiable Damages as provided pursuant to this Article 11, or (ii) the assertion, whether orally or in writing, against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person that is based on, arises out of or relates to any item specified in this Article 11 (in each such case, a “Third-Party Claim”). No delay on the part of the Indemnified Person in delivering a Notice of Claim hereunder shall relieve the Indemnifying Persons from any of their respective obligations under this Article 11 unless (and then only to the extent) that the Indemnifying Person is materially prejudiced thereby. Each Notice of Claim shall be delivered no later than the Release Date, and if delivered by such date, such Claim shall survive the Release Date until final resolution thereof; provided, that, a Notice of Claim relating to a Statute of Limitations Claim must be delivered before the expiration of the applicable statue of limitations (as applicable, the “End Date”), and if delivered by the End Date, such Claim shall survive until final resolution thereof.
     11.8 Defense of Third-Party Claims.
          11.8.1 Defense by Representative or Macrospace Shareholder. At his election, the Representative (on behalf of the Macrospace Shareholders) may defend any Third-Party Claim for which any Macrospace Shareholder would be a Macrospace Indemnifying Person pursuant to Section 11.2 (other than a Shareholder Specific Breach), which defense shall be at the expense of the Macrospace Shareholders on a pro rata basis based on each Macrospace Shareholder’s Pro Rata Share subject to the Representative Agreement; provided, that the respective Macrospace Shareholder may defend any Third-Party Claim that arise out of a Shareholder Specific Breach for which such Macrospace Shareholder would be a Macrospace Indemnifying Person at the expense of such Macrospace Shareholder. The legal counsel for any such defense shall be subject to the approval of Sorrent with respect to any Claim in excess of the applicable limits set forth in Section 11.4.2 (which approval shall not be unreasonably withheld or delayed). Sorrent shall be entitled, at its expense, to participate in the defense of any Third-Party Claim and to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim (to the extent that receipt of such documents by Sorrent does not affect any privilege relating to the Defending Party), and may participate in settlement negotiations with respect to any Third-Party Claim. In the event that the Representative or respective Macrospace Shareholder, as applicable, does not elect to defend any such Third Party Claim, Sorrent shall defend the Third-Party Claim, and the costs and expenses reasonably incurred by Sorrent in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Sorrent (on behalf of a Sorrent Indemnified Person) may seek indemnification hereunder.
          11.8.2 Defense by Sorrent. At its election, Sorrent may defend any Third-Party Claim for which Sorrent would be an Indemnifying Person, which defense shall be at its expense. The legal counsel for any such defense shall subject to the approval of the Representative with respect to any Claim in excess of the applicable limits set forth in Section 11.4.2 (which approval shall not be unreasonably withheld or delayed). The Representative shall be entitled, at its expense, to participate in the defense of any Third-Party Claim and to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim (to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Defending Party), and may participate in settlement negotiations with respect to any Third-Party Claim. In the event that Sorrent does not elect to defend any such Third Party Claim, the Representative shall defend the Third-Party Claim, and the costs and expenses reasonably incurred by the Representative in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which the Representative on behalf of the Macrospace Shareholders may seek indemnification hereunder. The respective party handling the defense of any Third Party Claim pursuant to this Section 11.8 shall be referred to as the “Defending Party” and the respective party not handling the defense of such Third Party Claim shall be referred to as the “Non-Defending Party”.
          11.8.1 Non-Defending Party. The Non-Defending Party shall be entitled, at its expense, to participate in the defense of any Third-Party Claim and to receive copies of all correspondence, pleadings, notices and communications with respect to any Third-Party Claim (to the extent that receipt of such documents by the non-Defending Party does not affect any privilege relating to the Defending Party, and may participate in settlement negotiations with respect to any Third-Party Claim. No Defending Party shall enter into any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed); provided, however, that if the Indemnifying Person shall have consented in writing to any such settlement, then the Indemnifying Person (i) shall have no power or authority to object to any Claim by any Indemnified Person for the amount of such settlement (to the extent of indemnifiable Damages), and (ii) the Indemnifying Person shall remain responsible to indemnify the Indemnified Persons for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the extent provided in this Article 11. In addition, no Defending Party shall enter into any agreement to settle any Third-Party Claim that would obligate the

Indemnified Person in excess of the applicable limits set forth in Section 11.4.2 without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld).
     11.9 Contents of Notice of Claim; Additional Documentation. Each Notice of Claim given by an Indemnified Person pursuant to Section 11.7 shall contain the following information:
          11.9.1 that the Indemnified Person has incurred or paid or, in good faith, believes it shall have to incur or pay, Damages in an aggregated stated amount arising from such Claim (which amount, in the case of Third-Party Claims, may be the amount of damages claimed by the third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to Damages to such Indemnified Person under this Article 11); and
          11.9.2 a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Person), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Person) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred or paid, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.
          11.9.3 After delivery of a Notice of Claim, the Indemnified Person shall be entitled, at its expense, to receive copies of all correspondence, pleadings, notices and communications with respect to any Third-Party Claim (to the extent that receipt of such documents by the Indemnified Person does not affect any privilege in the matter).
     11.10 Resolution of Notice of Claim. Any Notice of Claim delivered by an Indemnified Person shall be resolved as follows:
          11.10.1 Uncontested Claims. If, within twenty (20) days after a Notice of Claim is received, the Indemnifying Person (or Representative on its behalf, as the case may be) does not contest such Notice of Claim in writing to the Indemnified Person, then such Indemnifying Person shall be conclusively deemed to have consented on behalf of the Indemnifying Person to the recovery by the Indemnified Person of the full amount of Damages specified in the Notice of Claim, if and when subsequently actually incurred by the Indemnified Person, including, where applicable, the forfeiture of the amount of Damages from the Escrow Holdback, subject to the limitations set forth in this Article 11. Any Notice of Claim which is not contested shall satisfy in full the indemnification obligations of the Macrospace Shareholders with respect to the subject matter of such Claim.
          11.10.2 Contested Claims. If, within twenty (20) days after a Notice of Claim is received, the Indemnifying Person (or Representative on its behalf, as the case may be) contests such Notice of Claim in writing to the Indemnified Person and to the Escrow Agent, if the Notice of Claim is delivered by a Sorrent Indemnified Person before the Release Date (a “Contested Claim”). Any contingent Claim shall be a Contested Claim. Such Contested Claim shall be resolved by either (A) a written settlement agreement executed by (i) Sorrent and (ii) the Representative, in the case of a Claim for indemnification pursuant to Section 11.2 (other than a Shareholder Specific Breach), or the respective Macrospace Shareholder(s), in the case of a Claim for indemnification pursuant to a Shareholder Specific Breach, or (B) in the absence of such a written settlement agreement, by final, nonappealable determination by a court of competent jurisdiction resolving such matter which is the subject of indemnification (“Final Award”).
     11.11 Satisfaction of Claims by Sorrent; Distribution Following Release Date.
          11.11.1 Payment by Escrow Funds and Escrow Shares. For so long as any Escrow Funds or Escrow Shares remain in the Escrow Holdback, any Damages for which a Sorrent Indemnified Person shall be determined to be entitled to indemnification by the Macrospace Indemnifying Persons (and for which a Notice of Claim shall have been timely delivered during the respective indemnification period) shall be payable to such Sorrent Indemnified Person if and when subsequently actually incurred by the Sorrent Indemnified Person by delivery to Sorrent by the Escrow Agent, of (i) Escrow Funds in the Escrow Holdback in the amount equal to the lesser of (x) each Macrospace Shareholder’s Pro Rata Share of fifty percent (50%) of such Damages or (y) each Macrospace Shareholder’s Pro Rata Share of the remaining Escrow Funds and (ii) the Escrow Shares in the Escrow Holdback (for cancellation) according to each Macrospace Shareholder’s Pro Rata Share of such remaining Damages, after giving effect to the delivery of the Escrow Funds described in clause (i) above, based upon the value (determined in the manner set forth in Section 11.14) of the Escrow Shares remaining in the Escrow Holdback (after giving effect to any previous cancellations of the Escrow Shares for other Claims). From and after the Closing Date, the Escrow Holdback shall be the sole and exclusive remedy of a Sorrent Indemnified Person against the Macrospace Shareholders for any Claims arising under this Agreement or the transactions contemplated hereby or any Macrospace Shareholder Ancillary Agreement, other than Fraud Claims and for the matters described in Section 11.2.3 for which the limitation on liability shall be as set forth in Section 11.4. Notwithstanding the foregoing, with respect to any claims that are Fraud Claims or for matters described in Section 11.2.3, a Sorrent Indemnified Person shall first satisfy its Claims in full from the Escrow Holdback held on behalf of such indemnifying Macrospace Shareholder before seeking indemnification directly from any such Macrospace Shareholder for any amounts permitted pursuant to this Article 11.
          11.11.2 Holdback of Escrow Funds and Escrow Shares. With respect to any Claim, on the Release Date, that shall be a Contested Claim, the Escrow Agent shall withhold from the Escrow Funds and Escrow Shares to be released to the Macrospace Shareholders, an amount of Escrow Funds and a number of Escrow Shares (valued in the manner set forth in Section 11.14), which in the aggregate are equal to the value of the Estimated Claim Amount (provided that the Escrow Funds withheld shall equal the lesser of (x) fifty percent (50%) of the value of the Estimated Claim Amount or (y) the remaining Escrow Funds) until such Claim is ultimately resolved as set forth in Section 11.10. To the extent that the amount of the Estimated Claim Amount exceeds the Escrow Funds and value of the Escrow Shares available for reduction therefor, no Escrow Funds or Escrow Shares shall be released to the Macrospace Shareholders on the Release Date. The term “Estimated Claim Amount” means Sorrent’s good faith estimate of the Damages claimed under any disputed Claim unresolved as of the Release Date.
          11.11.3 Release of Escrow Holdback. As soon as reasonably practicable following the Release Date, the Escrow Agent shall release to each Macrospace Shareholder the Escrow Funds and the Escrow Shares that were withheld from such Macrospace Shareholder under Section 2.6 then remaining in the Escrow Holdback in excess of any Escrow Funds and/or Escrow Shares necessary to satisfy any unsatisfied Claims and/or Contested Claims existing as of the

Release Date for Damages specified in any Notice of Claim delivered to the Escrow Agent prior to the Release Date subject to deduction and payment to the Representative of any fees and expenses incurred by the Representative pursuant to the Representative Agreement. As soon as such Claims have been resolved, the Escrow Agent shall promptly release to each Macrospace Shareholder the remaining Escrow Funds and Escrow Shares, if any, that were withheld from such Macrospace Shareholder under Section 2.6 subject to deduction and payment to the Representative of any fees and expenses incurred by the Representative pursuant to the Representative Agreement.
     11.12 Satisfaction of Claims by Macrospace Indemnified Persons. Following the resolution of a Notice of Claim for which Sorrent is the Indemnifying Person, Sorrent shall promptly pay in full all amounts owed to the Macrospace Indemnified Persons, as directed in writing by such Macrospace Indemnified Persons, or the Representative, as the case may be.
     11.13 Exclusivity. The assertion of any single Claim for indemnification hereunder shall not bar an Indemnified Person from asserting any other Claim or Claims hereunder for which such Indemnified Person would be entitled to indemnification under this Article 11 provided, that such additional Claim or Claims shall not increase the maximum aggregate indemnification obligations of the respective party set forth in Section 11.4. Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedy of any party after the Closing for any breach of any representations and warranties, or of any covenant to be performed prior to the Closing, shall be in accordance with the indemnification provisions set forth in this Article 11, and shall subject to the limitations, exclusions, caps and thresholds set forth in this Article 11 and the parties waive their rights with respect to any such remedy, provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right or remedy arising by reason of any Fraud Claim. In the event of any conflict between the provisions of this Article 11 and any other provision of this Agreement, Article 11 shall control. There shall be no rights of offset against any amounts or shares payable or deliverable pursuant to this Agreement or any Macrospace Shareholder Ancillary Agreement for any amounts owed to any party pursuant to this Agreement.
     11.14 Valuation of Sorrent Shares. For purposes of this Article 11 and the Escrow Agreement, each Escrow Share shall be valued at an amount equal to 10.24 multiplied by the fair market value most recently set by the Board of Directors of Sorrent for the Sorrent Common Stock of Twenty-Five United States Cents (US $0.25) per share (which product is substantially in excess of the current fair market value of Sorrent Common Stock, but is a price mutually acceptable to Sorrent and the Macrospace Shareholders for purposes of this Article 11 and the Escrow Agreement); provided, that, if at any time after the Agreement Date, Sorrent has a Capital Change, then the valuation of the shares of Sorrent Common Stock shall be appropriately, equitably and proportionately adjusted.
     11.15 Release for Actions of Founders. Each Macrospace Shareholder acknowledges its indemnification obligations as set forth in this Article 11 regarding the covenants and agreements of the Founders with respect to the activities of Macrospace (including, without limitation, as set forth in Sections 5.1, 5.2, 5.3, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17 and 5.18). Notwithstanding such indemnification obligations, each Macrospace Shareholders waives any right, action or claim against any Founder for any action or omission by a Founder with respect to the covenants and obligations of the Founders set forth in this Agreement. No Founder shall be liable to any other Macrospace Shareholder for any action or omission hereunder.

     11.16 Adjustments
          11.16.1 Payments made pursuant to Sections 11.2 or 11.3 shall be treated, so far as is possible, as an adjustment to the consideration given for the Macrospace Stock.
          11.16.2 Save only as may be required by law, payments made pursuant to Sections 11.2 or 11.3 shall be made free and clear of all tax deductions or tax withholdings whatsoever. In the event that a deduction or withholding on account of tax is required by law, the amount of the payment shall be increased to an amount which (after the tax deduction or tax withholding) leaves the Indemnified Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a tax deduction or tax withholding.
          11.16.3 If any payments made pursuant to Sections 11.2 or 11.3 is subject to a tax liability in the hands of the Indemnified Party, the Indemnifying Party shall pay such sum as would have been required to be paid under Section 11.16.2 above had that tax liability been a deduction or withholding in respect of such payment.
          11.16.4 If a payment or increased payment is made under Sections 11.16.1 or 11.16.2 above, and a tax credit is attributable to the payment or increased payment, then the Indemnified Party shall refund to the Indemnifying Party an amount which will leave the Indemnified Party (after that refund) in the same after-tax position as it would have been in had such payment (or increased payment) not been made.
ARTICLE 12
MISCELLANEOUS
     12.1 Governing Law; Jurisdiction. The laws of England (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Each of the parties hereto consents to the exclusive jurisdiction of the courts of England and Wales and irrevocably agrees that all actions or proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in one of such courts, and each of the parties waives any objection that it may have now or in the future based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and irrevocably agrees that a judgment in any such action or proceeding brought in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction and waives personal service of any and all process upon it, and consent to all such service of process made in the manner set forth in Section 12.7. Nothing contained in this Section 12.1 shall affect the right of any party to serve legal process on any other party in any other manner permitted by law.
     12.2 Assignment; Binding Upon Successors and Assigns. None of the parties hereto may assign any of its or his rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use all commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.
     12.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby, provided that following the Agreement Date, an amendment of this Agreement or waiver signed by the Representative will bind all Macrospace Shareholders. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. No such waiver will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
     12.6 Fees and Expenses.
          12.6.1 Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby; provided, however, that if the Exchange is consummated, Sorrent will pay at the Closing by wire transfer of immediately available funds the Expenses as set forth in the Expense Certificate pursuant to Section 9.19, provided, that with respect to (a) fifty percent (50%) of all Legal Expenses up to Three Hundred Thousand United States Dollars (US $300,000), (b) all Legal Expenses in excess of Three Hundred Thousand United States Dollars (US $300,000), if any, and (c) the Finder’s Fee, to the extent that the Net Working Capital is less than Twenty-Seven Thousand, Five Hundred One Pounds Sterling (£27,501), the amount of such shortfall (and in the absence of any shortfall, there will be no deduction), will be deducted by Sorrent from the cash consideration payable to the Macrospace Shareholders at the Closing pursuant to Sections 2.2.2 and 2.2.3 (such payments, collectively, the “Expense Deduction”). Other than as set forth in Article 11 and the Expenses set forth in the Expense Certificate, neither Sorrent nor Macrospace shall be required to pay any expenses incurred by the Macrospace Shareholders or Macrospace in connection with this Agreement and the transactions contemplated hereby, as such expenses shall be borne by the Macrospace Shareholders.
          12.6.2 If any legal action is necessary to enforce the terms of this Agreement, the reasonable attorney’s fees, costs and necessary disbursements shall be paid by the parties in proportion to the extent that such party prevails in the matter, in addition to any other relief to which such party may be entitled.
     12.7 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, ten (10) days after mailing if sent by mail, and one (l) day after dispatch if sent by express overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:
     If to Sorrent:
Sorrent, Inc.
1810 Gateway Drive, Suite 200
San Mateo, CA 94404
Attention: President
Fax Number: (650) 571-5698
     with copies to:
Fenwick & West, LLP
801 California Street
Mountain View, CA 94041
Attention: Richard Dickson, Esq.
Fax Number: (650) 938-5200
     If to the Representative:
Priory House
6 Wrights Lane
London, W8 6TA, United Kingdom
Attention: Shukri Shammas
Fax Number: 44 20 7368 1133
     with copies to:
Gibson, Dunn & Crutcher LLP
Telephone House 2-4
Temple Avenue
London, EC4Y OHB United Kingdom
Attention: Kenneth R. Lamb, Esq.
Fax Number: 44 20 7070 9020
and
Gibson, Dunn & Crutcher LLP
Montgomery Post Tower
One Montgomery Street, 31st Floor
San Francisco, CA 94104
Attention: Lisa A. Fontenot, Esq.
Fax Number: 011 (415) 986-5309

          If to the Macrospace Shareholder, to the address set forth on Exhibit A or to such other address as a party (or in the case of the Macrospace Shareholders, the Representative on behalf of such Macrospace Shareholder) may have furnished to the other parties in writing pursuant to this Section 12.7.
Furthermore, Sorrent agrees that the Managing Director of Publishing Europe of c/o Macrospace Limited Priory House 6 Wrights Lane, London W8 6TA or such other address in England or Wales as it may from time to time designate by not less than ten (10) days notice in writing to the Representative for that purpose shall be an effective address for the service of proceedings in the English courts on it.
     12.8 Construction of Agreement. A reference in this Agreement to an Article, a Section or an exhibit will mean an Article, a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.
     12.9 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. Except as specifically provided with respect to the Representative, no party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.
     12.10 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner, employee or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement. Unless specifically provided otherwise herein, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.
     12.11 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTED AS A DEED ON BEHALF OF:

SORRENT, INC.

By:	/s/ L. Gregory Ballard
Name:

Title:

REPRESENTATIVE:

EXECUTED AS A DEED ON BEHALF OF:

Shukri Shammas
/s/ Shukri Shammas

in the presence of

Witness

Signature:	/s/ Maria Charria

Name:	Maria Charria

Address:

Occupation:

[SIGNATURE PAGE TO MACROSPACE EXCHANGE AGREEMENT]

Signed as a DEED by
Ben Carter
/s/ Ben Carter

in the presence of

Witness

Signature:	/s/ Victoria Brown

Name:	Victoria Brown

Address:

Occupation:

Signed as a DEED by
Chris White
/s/ Chris White

in the presence of

Witness

Signature:	/s/ Emma Hunt

Name:	Emma Hunt

Address:

Occupation:

Signed as a DEED by
Christophe Lancksweert
/s/ Christophe Lancksweert

in the presence of

Witness

Signature:	/s/ Edward Hodus

Name:	Edward Hodus

Address:

Occupation:

Signed as a DEED by
Darren Bolland

/s/ Darren Bolland

in the presence of

Witness

Signature:	/s/ Stephen Mannell

Name:	Stephen Mannell

Address:

Occupation:

Signed as a DEED by
David Potages

/s/ David Potages

in the presence of

Witness

Signature:	/s/ Ho Young Chun

Name:	Ho Young Chun

Address:

Occupation:

Signed as a DEED by
Han Yong Yeo

/s/ Han Yong Yeo

in the presence of

Witness

Signature:	/s/ Nicole Goh

Name:	Nicole Goh

Address:

Occupation:

Signed as a DEED by John Ozimek

/s/ John Ozimek

in the presence of

Witness

Signature:	/s/ Emma Downie

Name:	Emma Downie

Address:

Occupation:

Signed as a DEED by Jorgen Molna

/s/ Jorgen Molna

in the presence of

Witness

Signature:	/s/ M. Pourdad

Name:	M. Pourdad

Address:

Occupation:

Signed as a DEED by Joumana Naqib

/s/ Joumana Naqib

in the presence of

Witness

Signature:	/s/ Omid Nejat

Name:	Omid Nejat

Address:

Occupation:

Signed as a DEED by Kenneth Pedersen

/s/ Kenneth Pedersen

in the presence of

Witness

Signature:	/s/ Jon Fosbhoono

Name:	Jon Fosbhoono

Address:

Occupation:

Signed as a DEED by Kim Daniel Arthur

/s/ Kim Daniel Arthur

in the presence of

Witness

Signature:	/s/ Ernst-Magne Pedersen

Name:	Ernst-Magne Pedersen

Address:

Occupation:

Signed as a DEED by Kristian Segerstrale

/s/ Kristian Segerstrale

in the presence of

Witness

Signature:	/s/ Silvia Michalcova

Name:	Silvia Michalcova

Address:

Occupation:

Signed as a DEED by Lorna Robinson

/s/ Lorna Robinson

in the presence of

Witness

Signature:	/s/ Michael Bogilant

Name:	Michael Bogilant

Address:

Occupation:

Signed as a DEED by Lucas Grange

/s/ Lucas Grange

in the presence of

Witness

Signature:	/s/ Ho Young Chun

Name:	Ho Young Chun

Address:

Occupation:

Signed as a DEED by Martin Frost

/s/ Martin Frost

in the presence of

Witness

Signature:	/s/ S.M. Felthan

Name:	S.M. Felthan

Address:

Occupation:

Signed as a DEED by Mayra San Martin

/s/ Mayra San Martin

in the presence of

Witness

Signature:	/s/ Alexander George Halalnas

Name:	Alexander George Halalnas

Address:

Occupation:

Signed as a DEED by Michel Vincent

/s/ Michel Vincent

in the presence of

Witness

Signature:	/s/ Claire Demanesse

Name:	Claire Demanesse-Decressoniere

Address:

Occupation:

Signed as a DEED by Michelle Chuang

/s/ Michelle Chuang

in the presence of

Witness

Signature:	/s/ Yan Wu

Name:	Yan Wu

Address:

Occupation:

Signed as a DEED by Mikael Segerstrale

/s/ Mikael Segerstrale

in the presence of

Witness

Signature:	/s/ Shankar Socki

Name:	Shankar Socki

Address:

Occupation:

Signed as a DEED by Nigel Birkenshaw

/s/ Nigel Birkenshaw

in the presence of

Witness

Signature:	/s/ David Lillywhite

Name:	David Lillywhite

Address:

Occupation:

Signed as a DEED by Paul Smith

/s/ Paul Smith

in the presence of

Witness

Signature:	/s/ Lindsay Parker

Name:	Lindsay Parker

Address:

Occupation:

Signed as a DEED by Pether Sorling

/s/ Pether Sorling

in the presence of

Witness

Signature:	/s/ Adebisi Ohbawale

Name:	Adebisi Ohbawale

Address:

Occupation:

Signed as a DEED by Robert Walker

/s/ Robert Walker

in the presence of

Witness

Signature:	/s/ Stephen Jolly

Name:	Stephen Jolly

Address:

Occupation:

Signed as a DEED by Sami Lababidi

/s/ Sami Lababidi

in the presence of

Witness

Signature:	/s/ Ian McIntosh

Name:	Ian McIntosh

Address:

Occupation:

Signed as a DEED by Sebastien de Halleux
/s/ Sebastien de Halleux

in the presence of

Witness

Signature:	/s/ Pierre Basecqz

Name:	Pierre Basecqz

Address:

Occupation:

Signed as a DEED by Sebastien Vincent
/s/ Sebastien Vincent

in the presence of

Witness

Signature:	/s/ Sonia Williamson

Name:	Sonia Williamson

Address:

Occupation:

Signed as a DEED by Shukri Shammas
/s/ Shukri Shammas

in the presence of

Witness

Signature:	/s/ Maria Charria

Name:	Maria Charria

Address:

Occupation:

Signed as a DEED by Silje Brevik
/s/ Silje Brevik

in the presence of

Witness

Signature:	/s/ M. Pourdad

Name:	M. Pourdad

Address:

Occupation:

Signed as a DEED by Stephan Ansari
/s/ Stephan Ansari

in the presence of

Witness

Signature:	/s/ Adel Nelaini

Name:	Adel Nelaini

Address:

Occupation:

Signed as a DEED by Tareq Naqib
/s/ Tareq Naqib

in the presence of

Witness

Signature:	/s/ Omid Nejat

Name:	Omid Nejat

Address:

Occupation:

Signed as a DEED by Tommy Chuang
/s/ Tommy Chuang

in the presence of

Witness

Signature:	/s/ Yan Wu

Name:	Yan Wu

Address:

Occupation:

Signed as a DEED by Xavier Vincent
/s/ Xavier Vincent

in the presence of

Witness

Signature:	/s/ Claire Demanesse

Name:	Claire Demanesse-Decressioniere

Address:

Occupation:

Signed as a DEED by Ying Lin
/s/ Ying Lin

in the presence of

Witness

Signature:	/s/ Sonia Williamson

Name:	Sonia Williamson

Address:

Occupation:

Signed as a DEED by AMPLEFUTURE LIMITED acting by:
/s/ Stephen Bramhall

Name:
Title: Director

Name:
Title: Director

Signed as a DEED by UPTON CORPORATION acting by:
/s/ Tarek Abuzayyad

Name: Tarek Abuzayyad
Title: Attorney

Name:
Title: Director/ Secretary